Exhibit 10.1

$175,000,000.00 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

PAPA JOHN'S INTERNATIONAL, INC.,

THE GUARANTORS PARTY HERETO,

RSC INSURANCE SERVICES LTD., a Bermuda company,

THE BANKS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

JPMORGAN CHASE BANK, N.A., as Syndication Agent,

U.S. BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent,

BANK OF AMERICA, N.A., as Co-Documentation Agent,

FIFTH THIRD BANK, as Co-Documentation Agent,

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and as Joint Bookrunner

and

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and as Joint Bookrunner

Dated September 2, 2010

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES; LENDING OFFICES
SCHEDULE 1.1(E)(1)	-	EXCLUDED VIE'S
SCHEDULE 1.1(E)(2)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)(1)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	-	PERMITTED LIENS
SCHEDULE 5.1.2	-	CAPITALIZATION
SCHEDULE 5.1.3	-	SUBSIDIARIES
SCHEDULE 5.1.7	-	LITIGATION
SCHEDULE 5.1.16	-	INSURANCE
SCHEDULE 5.1.20	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.22	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.3	-	EXISTING GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(E)	-	EXCLUDED VIE APPROVAL FORM
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(G)(3)	-	BORROWER/RSC GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING NOTE
EXHIBIT 2.4.1	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated September 2, 2010 and is made by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), each of the Guarantors (as hereinafter defined), RSC (as hereinafter defined), the Banks (as hereinafter defined), PNC Bank, National Association, in its capacity as administrative agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent"), JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Syndication Agent"), U.S. Bank, National Association, in its capacity as co-documentation agent for the Banks under this Agreement, Bank of America, N.A., in its capacity as co-documentation agent for the Banks under this Agreement and Fifth Third Bank, in its capacity as co-documentation agent for the Banks under this Agreement (each a "Co-Documentation Agent" and hereinafter collectively referred to in such capacity as the "Co-Documentation Agents").

WITNESSETH:

WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility (including a letter of credit subfacility) to the Borrower in an aggregate principal amount, subject to Section 2.10 [Increase of Revolving Credit Commitments], not to exceed One Hundred Seventy-Five Million and 00/100 Dollars ($175,000,000.00); and

WHEREAS, the revolving credit facility shall be used (i) to repay certain existing Indebtedness (as hereinafter defined) of the Borrower including amounts due under the Prior Loan Documents (as hereinafter defined), (ii) to provide working capital to the Borrower, and (iii) for general corporate purposes of the Borrower, including transaction costs and expenses, capital expenditures, letters of credit, stock repurchases, Permitted Acquisitions (as hereinafter defined) and Permitted Investments (as hereinafter defined); and

WHEREAS, the Banks are willing to provide such credit including letters of credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

1.  CERTAIN DEFINITIONS

1.1	Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Administrative Agent shall have the meaning assigned to that term in the Preamble hereof and shall include its successors and assigns.

Administrative Agent's Fee shall have the meaning assigned to that term in Section 9.15 [Administrative Agent's Fee].

Administrative Agent's Letter shall have the meaning assigned to that term in Section 9.15 [Administrative Agent's Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agreement shall mean this Credit Agreement, as the same may be supplemented, amended, modified or restated from time to time, including all schedules and exhibits.

Alternate Source shall have the meaning assigned to that term in the definition of Euro-Rate.

Annual Statements shall have the meaning assigned to that term in Section 5.1.9(i) [Financial Statements].

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Percentage shall mean the percentage rate per annum at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Commitment Fee."  The Applicable Commitment Fee Percentage shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Letter of Credit Fee Percentage shall mean the percentage at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Letter of Credit Fee Percentage".  The Applicable Letter of Credit Fee Percentage shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Margin shall mean, as applicable:  (a) the percentage margin to be added to the Base Rate under the Base Rate Option at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Base Rate Margin", or (b) the percentage margin to be added to the Euro-Rate under the Euro-Rate Option at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Euro-Rate Margin".  The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Administrative Agent, as Administrative Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Vice President of Accounting and Treasury or Vice President of International Finance and Development of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties or RSC required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bank-Provided Hedge shall mean a Hedge Agreement which is provided by any Bank or an Affiliate of a Bank and with respect to which the Administrative Agent confirms meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swap Dealer Association Agreement or a similar agreement acceptable to the Administrative Agent, and (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner.  The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge (the "Hedge Liabilities") shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents.

Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Open Rate, plus one-half of one percent (0.5%), and (iii) the Daily LIBOR Rate, plus one percent (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the Revolving Credit Base Rate Option.

Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is not a Plan, a Multiemployer Plan or a Multiple Employer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

BIBP shall mean BIBP Commodities, Inc., a Delaware corporation.

Blocked Person shall have the meaning assigned to such term in Section 5.1.24.2 [Anti-Terrorism Laws].

Borrower shall have the meaning assigned to such term in the preamble.

Borrower/RSC Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(3) executed and delivered by the Borrower to the Administrative Agent for the benefit of the Banks on or after the date hereof, as amended, modified or supplemented from time to time.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period and which are denominated either in Dollars or in the same Optional Currency shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

British Pounds Sterling shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, and (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (iii) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Canadian Dollars shall mean the official currency of Canada.

CDL shall mean Capital Delivery, Ltd., a Kentucky corporation and its successors and assigns.

CIP Regulations shall have the meaning assigned to such term in Section 9.18 [No Reliance on Administrative Agent's CIP].

CLL shall mean Colonel's Limited, LLC, a Virginia limited liability company and its successors and assigns.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be September 2, 2010.

Commercial Letter of Credit shall mean any Letter of Credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean, as to any Bank, the aggregate of its Revolving Credit Commitment and, in the case of the Administrative Agent, the aggregate of its Revolving Credit Commitment and its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitment and Swing Loan Commitment of all of the Banks.

Commitment Fee shall have the meaning assigned to such term in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning assigned to such term in Section 7.3.3 [Certificate of the Borrower and the Borrower].

Computation Date shall have the meaning assigned to such term in Section 2.8.1 [Periodic Computations of Dollar Equivalent Amounts, etc].

Consolidated EBITDA shall mean, for any period of determination, without duplication (i) the sum of consolidated net income, depreciation, amortization, other non-cash charges to net income, Consolidated Interest Expense and income tax expense, for such period, minus (ii) non-cash credit to net income, in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE's) in accordance with GAAP.

Consolidated Interest Expense shall mean, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under capitalized leases) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE's) in accordance with GAAP.

Consolidated Rental Expense shall mean, for any period of determination, the aggregate rental amounts payable by the Borrower and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under capitalized leases or performance rents), in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE's) in accordance with GAAP.

Consolidated Total Indebtedness shall mean, as of any date of determination, any and all Indebtedness of the Borrower and its Subsidiaries, in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE's) in accordance with GAAP.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Co-Documentation Agent shall have the meaning assigned to such term in the preamble.

Co-Documentation Agents shall have the meaning assigned to such term in the preamble.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.

Defaulting Bank means any Bank that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 9.13 [Equalization of Banks] with respect to purchasing participations from the other Banks, whereby such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Banks, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

Dollar Equivalent Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of Revolving Credit Loans then outstanding and the Dollar Equivalent amount of Letters of Credit Outstanding.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3.2 [Disbursements, Reimbursement].

Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Borrower or any of its Subsidiaries by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state or local Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with an Official Body pertaining or relating to:  (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiary of any Loan Party; or (iii) for the performance of a Remedial Action.

Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or otherwise must be maintained.

Environmentally Sensitive Area shall mean (i) any wetland as defined by or designated by applicable Laws, including applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent's spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro shall mean the European common currency pursuant to the European Monetary Union.

Eurocurrency Liabilities shall have the meaning assigned to such term in the definition of Euro-Rate Reserve Percentage.

Euro-Rate shall mean the following:

(A) with respect to Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  Such Euro-Rate may also be expressed by the following formula:

Euro-Rate =	London interbank offered rate quoted by Bloomberg on Page BBAM 1 (or substitute page) or an Alternate Source
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(B) with respect to Optional Currency Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Optional Currency are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers Association as an authorized information vendor for the purpose of displaying rates at which deposits in the relevant Optional Currency are offered by leading banks in the London interbank deposit market (an "Optional Currency Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for the applicable Optional Currency for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Optional Currency Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  Such Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

Euro-Rate Option shall mean the Revolving Credit Euro-Rate Option.

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities"); and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an "Event of Default."

Excluded Subsidiary shall mean any Subsidiary of the Borrower that is not a Loan Party.

Excluded VIE shall mean those VIE's identified in Schedule 1.1(E)(1) attached hereto and made a part hereof, together with any VIE hereafter that is requested by the Borrower to be approved by the Banks as an Excluded VIE and that the Required Banks, each acting in their sole and absolute discretion, approve as an Excluded VIE pursuant to execution and delivery by the Required Banks of a document not materially varying from the form thereof attached to and made a part hereof as Exhibit 1.1(E), a copy of which shall be delivered by the Administrative Agent to the Borrower and each of the Banks promptly following receipt by the Administrative Agent thereof, signed by at least the Required Banks, it being understood and agreed that no Bank shall have any obligation to approve any additional Excluded VIE for which approval is requested by the Borrower.

Excess Interest shall have the meaning assigned to that term in Section 3.1 [Interest Rate Options].

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean September 2, 2015.

Existing Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(E)(2) which were issued by the financial institution listed on Schedule 1.1(E)(2) under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party (or RSC, in the case of the RSC Letter of Credit) and are outstanding on the Closing Date.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the  Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (a "Federal Funds Open Rate Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Open Rate Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Open Rate Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any Loan to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Federal Funds Open Rate Alternate Source shall have the meaning assigned to that term in the definition of Federal Funds Open Rate.

Financial Projections shall have the meaning assigned to that term in Section 5.1.9(ii) [Financial Statements].

Foreign Subsidiary shall mean any Subsidiary of the Borrower that is not organized under the Laws of the United States or any state thereof.

GAAP shall mean generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.9.8 [Indemnity].

Guarantor shall mean separately, and Guarantors shall mean collectively, each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.18 [Joinder of Guarantors].

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement or Guaranty Agreements shall mean, singularly or collectively, as the context may require, the Guaranty and Suretyship Agreements in substantially the form of Exhibit 1.1(G)(2) executed and delivered by the Guarantors to the Administrative Agent for the benefit of the Banks on or after the date hereof, as amended, modified or supplemented from time to time.

Hedge Agreements shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor agreements or similar hedging agreements entered into by the Borrower or its Subsidiaries in the ordinary course of business and not for speculative purposes.

Hedge Liabilities shall have the meaning assigned to that term in the definition of Bank-Provided Hedge.

Historical Statements shall have the meaning assigned to that term in Section 5.1.9(i) [Financial Statements].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit or Hedge Agreement, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due, or (v) any Guaranty of Indebtedness for borrowed money; provided, however, that it is expressly agreed that the Indebtedness of the Borrower pursuant to the RSC/Borrower Letter of Credit shall not be considered Indebtedness for purposes of this Agreement so long as (1) the same has not been drawn against and (2) the principal amount of such Indebtedness does not exceed Eighteen Million and 00/100 Dollars ($18,000,000.00).

Ineligible Securities shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding  shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Coverage Ratio shall mean the ratio of (a) the sum of (i) Consolidated EBITDA and (ii) Consolidated Rental Expense, to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option.  Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months or such other period that is twelve (12) Months or less as requested by the Borrower and consented to by all Banks if Borrower selects the Euro-Rate Option; provided, however with respect to Revolving Credit Loans made or to be made in an Optional Currency, such period shall be one (1) Month.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Expiration Date.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Japanese Yen shall mean the official currency of Japan.

Jeffersontown IRB shall mean collectively (i) that certain Seven Million Five Hundred Thousand and 00/100 Dollar ($7,500,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 27, 1997, (ii) that certain Sixty Two Million Seven Hundred Thousand and 00/100 Dollar ($62,700,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on November 9, 1999, and (iii) that certain Ten Million and 00/100 Dollar ($10,000,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 20, 2000, each of the same being supported by the sale and leaseback of property located at 2002 Papa John's Boulevard, Jeffersontown, Kentucky.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party or a Subsidiary of a Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Letter of Credit shall have the meaning assigned to that term in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4 [Disbursements, Reimbursement].

Letter of Credit Fees shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Leverage Ratio shall mean, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date (excluding Indebtedness under the Jeffersontown IRB so long as such Indebtedness is owed to a Subsidiary of the Borrower), to (b) Consolidated EBITDA for the four (4) fiscal quarters ending on such date.

Lien shall mean any mortgage, leasehold mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning assigned to such term in Section 5.1.3 [Subsidiaries].

Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, agreements related to Bank-Provided Hedges, the Letters of Credit, the Borrower/RSC Guaranty Agreement and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall collectively mean the Borrower and the Guarantors and Loan Party shall mean the Borrower or any Guarantor.

Loan Request shall mean either a Revolving Credit Loan Request or a Swing Loan Request.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan, respectively.

Margin Stock shall mean margin stock as defined in Regulation U, together with all official rulings and interpretations issued thereunder.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Mexican Peso shall mean the official currency of Mexico.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody's shall mean Moody's Investors Service, Inc. and its successors.

Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two (2) or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two (2) of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Notes shall collectively mean the Revolving Credit Notes and the Swing Note.

Notices shall have the meaning assigned to that term in Section 10.6 [Notices; Lending Offices].

Obligation shall mean any obligation or liability of any of the Loan Parties or RSC, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document whether to the Administrative Agent, any of the Banks or their Affiliates or other persons provided for under such Loan Documents, (ii) any Bank-Provided Interest Rate Hedge and (iii) any Other Bank-Provided Financial Service Product.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Optional Currency shall mean any of the following currencies (i) British Pounds Sterling, (ii) Japanese Yen, (iii) Euros, (iv) Mexican Pesos, (v) Canadian Dollars and (vi) any other currency approved by Administrative Agent and all of the Banks pursuant to Section 2.8.4 [Request for Additional Optional Currencies].

Optional Currency Alternate Source shall have the meaning assigned to that term in the definition of Euro-Rate.

Original Currency shall have the meaning assigned to such term in Section 4.9.1 [Currency Conversation Procedures for Judgments].

Order shall have the meaning assigned to such term in Section 2.9.9 [Liability for Acts and Omissions].

Other Bank-Provided Financial Service Product shall mean agreements or other arrangements under which any Bank or Affiliate of a Bank provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Currency shall have the meaning assigned to such term in Section 4.9.1 [Currency Conversion Procedures for Judgments].

Other Taxes shall have the meaning assigned to such term in Section 4.8.2 [Stamp Taxes].

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in the such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3.3 [Disbursements, Reimbursement].

Partnership Interests shall have the meaning given to such term in Section 5.1.3 [Subsidiaries].

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i)            direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)           commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's on the date of acquisition;

(iii)           demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

(iv)           variable rate demand notes having a minimum long-term credit rating of A2 or A, or the equivalent, using the lowest credit rating by Moody's or Standard & Poor's, or with a short-term credit rating of A-1/P-2 or A-2/P-1, or the equivalent, using the lowest credit rating by Moody's or Standard & Poor's (issues with only one short-term credit rating must have a minimum credit rating of A-1, P-1 or the equivalent); and

(v)           any investment existing on the date of this Agreement and described on Schedule 1.1(P)(1).

Permitted Liens shall mean:

(i)             Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)            Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)           Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)           Liens on property leased by any Loan Party or any Subsidiary of any Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(vii)          Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)         Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed the amount set forth in Section 7.2.1(iii) hereof (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2));

(ix)           The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)           Liens resulting from final judgments or orders described in Section 8.1.6 [Final Judgment or Orders].

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Administrative Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Loan Agreement shall mean the Credit Agreement, dated January 31, 2006, by and among the Borrower, the guarantors party thereto, RSC, the banks party thereto, PNC Bank, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, National City Bank of Kentucky, as co-documentation agent, as co-documentation agent, Bank of America, N.A., as co-documentation agent and Fifth Third Bank, co-documentation agent, as amended, modified or supplemented from time to time.

Prior Loan Documents shall mean the Prior Loan Agreement and any and all other related documents entered into in connection therewith, as amended, modified or supplemented from time to time.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one (1) month period as published in another publication determined by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean the proportion that a Bank's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Banks.

Reference Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "pesticide" or "regulated substance" or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Regulations shall have the meaning assigned to that term in Section 10.17.1 [Tax Withholding Clause]

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2 [Disbursements, Reimbursement].

Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, a Multiemployer Plan or a Multiple Employer Plan.

Required Banks shall mean:

(A)           if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Banks (excluding any Defaulting Bank) whose Commitments (excluding the Swing Loan Commitments) aggregate more than fifty percent (50%) of the Commitments (excluding the Swing Loan Commitments) of all of the Banks (excluding any Defaulting Bank), or

(B)           if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, any Bank or group of Banks (excluding any Defaulting Bank) if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Banks (excluding any Defaulting Bank) then outstanding aggregates more than fifty percent (50%) of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings then outstanding.

Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Administrative Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Share shall have the meaning assigned to such term in Section 4.10 [Settlement Date Procedures].

Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i) [Revolving Credit Interest Rate Options].

Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii) [Revolving Credit Interest Rate Options].

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 [Revolving Credit and Swing Loan Commitments] or 2.9.3 [Disbursements, Reimbursement].

Revolving Credit Loan Request shall mean a request for Revolving Credit Loans in accordance with Section 2.4.1 [Revolving Credit Loan Requests] hereof.

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

RSC shall mean RSC Insurance Services Ltd., a Bermuda company and its successors and assigns.

RSC/Borrower Letter of Credit shall mean a Letter of Credit, in an amount not greater than the amount from time to time of the RSC Letter of Credit, issued for the account of the Borrower in favor of RSC to facilitate the underwriting by RSC of insurance for franchisees of the Borrower in the ordinary course of the Borrower's business and that the Borrower intends to be drawn against promptly following, and in an amount equal to the amount of, any drafts drawn under the RSC Letter of Credit.

RSC Letter of Credit shall mean a letter of credit issued for the account of RSC in favor of a reinsurance company incidental to the underwriting by RSC of insurance for franchisees of Borrower in the ordinary course of Borrower's business.

RSC Letter of Credit (PNC) shall mean the RSC Letter of Credit so long as such letter of credit is a Letter of Credit issued pursuant to the provisions of this Agreement.

Safety Complaints shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.

Safety Filings and Records shall mean all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Official Body, the Loan Parties or any Subsidiaries of any Loan Party either must submit to an Official Body or otherwise must maintain in their records.

Safety Laws shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, federal, state or local Law, each as amended, and any regulations promulgated thereunder or any other foreign, federal, state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

Section 20 Subsidiary  shall mean the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Settlement Date shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 4.10 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties or, solely with respect to the RSC Letter of Credit (PNC), RSC, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.

SPL shall mean Star Papa, LP, a Texas limited partnership and its successors and assigns.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3 [Consents and Approvals].

Super-Majority Required Banks shall mean:

(i)           If there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Super-Majority Required Banks shall mean Banks whose Commitments (excluding the Swing Loan Commitments) aggregate at least sixty-six and two-thirds of one percent (66-2/3%) of the Commitments (excluding the Swing Loan Commitments) of all of the Banks; or

(ii) if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, any Bank or group of Banks if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least sixty-six and two-thirds of one percent (66-2/3%) of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings then outstanding.

Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Administrative Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and  shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Swing Loan Commitment shall mean PNC Bank's commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loans] hereof in an aggregate principal amount up to Fifteen Million and 00/100 Dollars ($15,000,000.00).

Swing Note shall mean the Swing Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2 [Swing Loans] hereof.

Syndication Agent shall have the meaning assigned to such term in the preamble.

Taxes shall have the meaning assigned to that term in Section 4.8.1 [No Deductions].

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

VIE shall mean any Person that is a variable interest entity pursuant to ASC 810, "Consolidations" (previously referred to as Financial Accounting Standard Boards Interpretation #46, "Consolidation of Variable Interest Entities" (FIN 46)).

Website Posting shall have the meaning assigned to that term in Section 10.6 [Notices; Lending Offices].

Withholding Certificate shall have the meaning assigned to that term in Section 10.17.1 [Tax Withholding Clause].

1.2	Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1.	Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

1.2.2.	Determination.

references to "determination" of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3.	Administrative Agent's Discretion and Consent.

whenever the Administrative Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4.	Documents Taken as a Whole.

the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and, unless otherwise specified herein, not to any particular provision of this Agreement or such other Loan Document;

1.2.5.	Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6.	Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7.	Persons.

reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8.	Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9.	From, To and Through.

relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

1.2.10.	Shall; Will.

references to "shall" and "will" are intended to have the same meaning.

1.3	Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9(i) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 [Negative Covenants] based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1	Revolving Credit and Swing Loan Commitments.

2.1.1.	Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that (i) after giving effect to each such Revolving Credit Loan the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Dollar Equivalent amount of Letters of Credit Outstanding, and (ii) no Loan to which the Base Rate Option applies shall be made in an Optional Currency.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.1.2.	Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of Fifteen Million and 00/100 Dollars ($15,000,000.00) (the "Swing Loan Commitment"), provided that the aggregate principal amount of PNC Bank's Swing Loans and the Revolving Credit Loans of all the Banks and the Letters of Credit Outstanding at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Banks.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2	Nature of Banks' Obligations with Respect to Revolving Credit Loans.

Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate Dollar Equivalent amount of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of outstanding Swing Loans and the Dollar Equivalent amount of Letters of Credit Outstanding, subject to Section 4.5.1 [Currency Fluctuations].  The obligations of each Bank hereunder are several.  The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder.  The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3	Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Bank's Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank's Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) sum of such Bank's Dollar Equivalent Amount of Revolving Credit Loans outstanding plus the Dollar Equivalent Amount of its Ratable Share of Letters of Credit Outstanding; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be a Defaulting Bank except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Bank so long as such Bank shall be a Defaulting Bank.  All Commitment Fees shall be payable in arrears on the first day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Loan.

2.4	Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1.	Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, (i) not later than 12:00 noon, Pittsburgh, Pennsylvania time, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the date of conversion to or the renewal of the Euro-Rate Option for any such Loans; (ii) not later than 10:00 a.m., Pittsburgh, Pennsylvania time, four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency or the date of conversion to or renewal of the Euro-Rate Option for Revolving Credit Loans in an Optional Currency; and (iii) not later than 12:00 noon, Pittsburgh, Pennsylvania time, one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in the form of such exhibit (each, a "Revolving Credit Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Provided further that the aggregate Dollar Equivalent amount of the sum of such Optional Currency Loans, after giving effect to such Revolving Credit Loan Request, shall not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00).  Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, the amount of which shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche to which the Euro-Rate Option applies and integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; (iv) the currency in which such Loans shall be funded if the Borrower is electing the Euro-Rate Option; and (v) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.4.2.	Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 10:00 a.m., Pittsburgh, Pennsylvania time, on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.5	Making Revolving Credit Loans and Swing Loans; Revolving Credit Notes and Swing Notes.

2.5.1.	Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.4.1 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Revolving Credit Loan Request specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount, type and type of currency of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Banks' Obligations].  Each Bank shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in the applicable currency and immediately available funds at the Principal Office prior to 4:00 p.m., Pittsburgh, Pennsylvania time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

2.5.2.	Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh, Pennsylvania time on the Borrowing Date.

2.5.3.	Revolving Credit Notes.

The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

2.5.4.	Swing Note.

The obligation of the Borrower to repay the aggregate unpaid principal amount of the Swing Loans made to it by PNC Bank, together with interest thereon, shall be evidenced by a Swing Note dated the Closing Date payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.6	Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment less its Ratable Share of the Dollar Equivalent Amount of Letters of Credit Outstanding.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loans] without regard to any of the requirements of that provision.  PNC Bank shall provide notice to the Banks (which may be telephonic, written, or facsimile notice) that such Revolving Credit Loans are to be made under this Section 2.6 [Borrowings to Repay Swing Loans] and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loans] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 2:00 p.m., Pittsburgh, Pennsylvania time on the next Business Day after the date the Banks receive such notice from PNC Bank.

2.7	Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used (i) to repay certain existing Indebtedness of the Borrower including amounts due under the Prior Loan Documents, (ii) to provide working capital to the Borrower, and (iii) for general corporate purposes of the Borrower, including transaction costs and expenses, capital expenditures, letters of credit, stock repurchases, Permitted Acquisitions and Permitted Investments.

2.8	Utilization of Commitments in Optional Currencies.

2.8.1.	Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding.

The Administrative Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans or Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iii) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), a "Computation Date").

2.8.2.	Notices From Banks That Optional Currencies Are Unavailable to Fund New Loans.

The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Administrative Agent by 5:00 p.m., Pittsburgh, Pennsylvania time four (4) Business Days prior to the Borrowing Date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency.  In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrower no later than 12:00 noon, Pittsburgh, Pennsylvania time, three (3) Business Days prior to the Borrowing Date for such Loans that the Optional Currency is not then available for such Loans, and the Administrative Agent shall promptly thereafter notify the Banks of the same.  If the Borrower receives a notice described in the preceding sentence, the Loan Request for such Loans will be automatically cancelled.

2.8.3.	Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option.

If the Borrower delivers a Loan Request requesting that the Banks renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Banks shall be under no obligation to renew such Euro-Rate Option if any Bank delivers to the Administrative Agent a notice by 5:00 p.m., Pittsburgh, Pennsylvania time four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Revolving Credit Loans in such Optional Currency.  In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrower no later than 12:00 noon, Pittsburgh, Pennsylvania time, three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Banks of the same.  If the Administrative Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Optional Currency Loans.  The Administrative Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank's Ratable Share thereof.

2.8.4.	Requests for Additional Optional Currencies.

The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Optional Currency" herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the applicable interbank market.  The Administrative Agent will promptly notify the Banks of any such request promptly after the Administrative Agent receives such request.  The Administrative Agent and each Bank may grant or accept such request in their sole discretion.  The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Banks of the Borrower's request.  The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Banks approve of the Borrower's request.

2.9	Letter of Credit Subfacility.

2.9.1.	Issuance of Letters of Credit.

Borrower may request the issuance of (or modification of any issued) letters of credit (each a "Letter of Credit") on behalf of itself, another Loan Party, or, solely with respect to the RSC Letter of Credit (PNC), RSC, by delivering or having such other Loan Party or RSC, as applicable, deliver to the Administrative Agent a completed application and agreement for letters of credit and such other certificates, documents, agreements including reimbursement agreements and other papers and documentation in such form as the Administrative Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh, Pennsylvania time, at least five (5) Business Days, or such shorter period as may be agreed to by the Administrative Agent, in advance of the proposed date of issuance.  Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit and may be denominated in either Dollars or an Optional Currency.  Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9 [Letter of Credit Subfacility], the Administrative Agent or any of the Administrative Agent's Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date, provided, further, that a Letter of Credit may expire after the Expiration Date if the Borrower provides cash collateral acceptable to the Administrative Agent in its sole discretion no later than sixty (60) days prior to the Expiration Date, and providing that in no event shall (i) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, Sixty Million and 00/100 Dollars ($60,000,000.00) or (ii) the Dollar Equivalent Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Notwithstanding any other provision hereof, neither the Administrative Agent, nor any of the Administrative Agent's Affiliates shall be required to issue any Letter of Credit, if any Bank is at such time a Defaulting Bank hereunder, unless the Administrative Agent has entered into satisfactory arrangements with the Borrower or such Defaulting Bank to eliminate the Administrative Agent's risk with respect to such Defaulting Bank (it being understood that the Administrative Agent would consider the Borrower providing cash collateral to the Administrative Agent to secure the Defaulting Bank's Ratable Share of the Letter of Credit a satisfactory arrangement).  Each Existing Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by PNC Bank as the issuer.  Each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

2.9.2.	Letter of Credit Fees.

The Borrower shall pay (on behalf of RSC, in the case of the RSC Letter of Credit (PNC)) in Dollars (i) to the Administrative Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Percentage (computed on the basis of a year of 360 days and actual days elapsed), and (ii) to the Administrative Agent for its own account a fronting fee equal to one eighth of one percent (.125%) per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Dollar Equivalent amount of Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first day of each October, January, April and July following issuance of each Letter of Credit and on the Expiration Date.  The Borrower shall also pay (on behalf of RSC, in the case of the RSC Letter of Credit (PNC)) to the Administrative Agent in Dollars for the Administrative Agent's sole account the Administrative Agent's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Administrative Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3.	Disbursements, Reimbursement.

2.9.3.1     Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.2     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Administrative Agent will promptly notify the Borrower (or RSC, in the case of the RSC Letter of Credit (PNC)) thereof.  Provided that it shall have received such notice by 10:00 a.m., Pittsburgh, Pennsylvania time, (any notice received after 10:00 a.m., Pittsburgh, Pennsylvania time, on a particular day shall be deemed to have been received by 10:00 a.m., Pittsburgh, Pennsylvania time, on the next Business Day), on the applicable Drawing Date, the Borrower (or RSC, in the case of the RSC Letter of Credit (PNC)) shall reimburse (such obligation to reimburse the Administrative Agent shall sometimes be referred to as a "Reimbursement Obligation") the Administrative Agent in Dollars prior to 12:00 noon, Pittsburgh, Pennsylvania time, on each date that an amount is paid by the Administrative Agent under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the Dollar Equivalent amount so paid by the Administrative Agent.  In the event the Borrower (or RSC, in the case of the RSC Letter of Credit (PNC)) fails to pay the Administrative Agent the full Dollar Equivalent amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh, Pennsylvania time, on the Drawing Date, the Administrative Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements.  Any notice given by the Administrative Agent pursuant to this Section 2.9.3.2 [Disbursements, Reimbursement] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3     Each Bank shall upon any notice pursuant to Section 2.9.3.2 [Disbursements, Reimbursement] pay to the Administrative Agent an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrower in that amount.  If any Bank so notified fails to make available in Dollars to the Administrative Agent for the account of the Administrative Agent the amount of such Bank's Ratable Share of such Dollar Equivalent amount by no later than 2:00 p.m., Pittsburgh, Pennsylvania time on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth (4th) day following the Drawing Date.  The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations to fund under this Section 2.9.3.3 [Disbursements, Reimbursement] upon receipt of such notice.

2.9.3.4     With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2 [Disbursements, Reimbursement] because of the Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each a "Letter of Credit Borrowing") in Dollars in the Dollar Equivalent amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Bank's payment to the Administrative Agent pursuant to Section 2.9.3.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Bank in satisfaction of its participation obligation under this Section 2.9.3 [Disbursements, Reimbursements].

2.9.4.	Repayment of Participation Advances.

2.9.4.1     Upon (and only upon) receipt by the Administrative Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Administrative Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent, the amount of such Bank's Ratable Share of such funds, except the Administrative Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Administrative Agent.

2.9.4.2     If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Administrative Agent pursuant to Section 2.9.4.1 [Repayment of Participation Advances] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5.	Documentation.

Each Loan Party (and RSC, in the case of the RSC Letter of Credit (PNC)) agrees to be bound by the terms of the Administrative Agent's application and agreement for letters of credit and the Administrative Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's (or RSC's, in the case of the RSC Letter of Credit (PNC)) own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's (or RSC's, in the case of the RSC Letter of Credit (PNC)) instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6.	Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7.	Nature of Participation and Reimbursement Obligations.

Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower (or RSC, in the case of the RSC Letter of Credit (PNC)) to reimburse the Administrative Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i)           any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent or any of its Affiliates, the Borrower, any other Loan Party, RSC or any other Person for any reason whatsoever;

(ii)          the failure of any Loan Party, RSC or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests], 2.5 [Making Revolving Credit Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by any Loan Party, RSC or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party, RSC or any Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Administrative Agent or its Affiliates or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party, RSC or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Administrative Agent has been notified thereof;

(vi)         payment by the Administrative Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)        the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)       any failure by the Administrative Agent to issue any Letter of Credit in the form requested by any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)), unless the Administrative Agent has received written notice from such Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) of such failure within six (6) Business Days after the Administrative Agent shall have furnished such Loan Party or RSC, as applicable, a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party, RSC or Subsidiaries of a Loan Party;

(x)          any breach of this Agreement or any other Loan Document by any party thereto;

(xi)         the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC));

(xii)        the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)       the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and,

(xiv)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8.	Indemnity.

In addition to amounts payable as provided in Section 9.5 [Reimbursement and Indemnification of Administrative Agent by Loan Parties], the Loan Parties (and RSC, in the case of the RSC Letter of Credit (PNC)) hereby agree to protect, indemnify, pay and save harmless the Administrative Agent and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Administrative Agent or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Administrative Agent or any of its Affiliates as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Administrative Agent or any of its Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body (all such acts or omissions herein called "Governmental Acts").

2.9.9.	Liability for Acts and Omissions.

As between any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) and the Administrative Agent, or any of its Affiliates, such Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Administrative Agent shall not be responsible for any of the following including any losses or damages to any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Administrative Agent or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent or any of its Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Administrative Agent's or any of its Affiliate's rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Administrative Agent from liability for the Administrative Agent's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Administrative Agent or any of its Affiliates be liable to any Loan Party or RSC for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Administrative Agent or such Affiliate to have been authorized or given by or on behalf of the applicant Loan Party (or RSC, in the case of the RSC Letter of Credit (PNC)) for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Administrative Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Administrative Agent or any of its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Administrative Agent or any of its Affiliates under any resulting liability to the Borrower or any Bank.

2.10	Increase of Revolving Credit Commitments.

If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Commitments, the Borrower shall notify the Administrative Agent, who will promptly notify each Bank thereof, provided that any such increase shall be in a minimum amount of Twenty Five Million and 00/100 Dollars ($25,000,000.00) and the aggregate of all such increases shall not exceed Seventy-Five Million and 00/100 Dollars ($75,000,000.00), without the prior consent of all of the Banks.  The existing Banks shall have the right at any time within thirty (30) days following such notice to increase their respective Revolving Credit Commitments so as to provide such additional Revolving Credit Commitment pro-rata in accordance with the Ratable Share of each, and any portion of such requested increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Revolving Credit Commitment in respect of the portion not provided by an existing Bank, such participating Banks shall provide such portion of the additional Revolving Credit Commitments on a pro rata basis in accordance with the proportion that their respective Ratable Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Administrative Agent and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Administrative Agent and prepared at the Borrower's expense, which documentation may be executed by the Borrower and the Administrative Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Administrative Agent by the Banks; provided, however, that the Borrower shall have the right to have all of such increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Revolving Credit Commitments to accommodate any such requested increase.  In the event of any such increase in the aggregate Revolving Credit Commitments and in the Revolving Credit Commitment of any Bank effected pursuant to the terms of this Section 2.10, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Administrative Agent, be executed and delivered by the Borrower and, to the extent deemed appropriate by the Administrative Agent, the surrender and cancellation of existing Note(s); and the Borrower shall execute and deliver such additional documentation setting forth the new Revolving Credit Commitments and Ratable Shares as the Administrative Agent shall reasonably request (which documentation may be executed by the Borrower and the Administrative Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Administrative Agent by the Banks).

2.11	Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if Borrower defaults in its obligations to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Administrative Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Bank harmless from and against any loss incurred by any Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of Borrower hereunder, Borrower's obligations under this Section 2.11 shall survive termination of this Agreement.

2.12	Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Administrative Agent may, with respect to notices by Borrower for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Administrative Agent shall promptly notify Borrower and the Banks of such rounded amounts and Borrower's request or notice shall thereby be deemed to reflect such rounded amounts.

3.        INTEREST RATES

3.1	Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans (including a Borrowing Tranche to which the Base Rate Option applies) and provided further that only the Base Rate or such other interest rates as PNC Bank and the Borrower may agree to from time to time shall apply to the Swing Loans.  If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.  Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest").  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event:  (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Banks may have received hereunder shall be, at the option of the Required Banks, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) the Borrower shall have no action against the Administrative Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 3.1 [Interest Rate Options]).  Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.

3.1.1.	Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans), except that no Loan to which a Base Rate shall apply may be made in an Optional Currency:

(i)           Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366  days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Revolving Credit Euro-Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed, provided that, for Loans made in an Optional Currency for which a three hundred sixty five (365) day basis is the only market practice available to the Administrative Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) days) equal to the Euro-Rate plus the Applicable Margin.

3.1.2.	Swing Loan Interest Rate.

Each Swing Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin with respect to Revolving Credit Loans bearing interest at the Base Rate Option (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

3.1.3.	Rate Quotations.

The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the interest rates and the applicable currency exchange rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Banks nor affect the rate of interest or the calculation of Equivalent Amounts which thereafter are actually in effect when the election is made.

3.2	Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Administrative Agent thereof at least four (4) Business Days prior to the effective date of such Interest Rate Option, with respect to an Optional Currency Loan, and three (3) Business Days prior to the effective date of such Interest Rate Option with respect to a Dollar Loan.  Subject to the terms and conditions of this Agreement, the notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

3.2.1.	Amount of Borrowing Tranche

The Dollar Equivalent amount of each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00);

3.2.2.	Renewals

In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3	Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

3.3.1.	Interest Rate.

The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 [Interest Rate Options], shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum, each Borrowing Tranche to which the Euro-Rate Option applies shall automatically convert to the Base Rate Option at the end of the applicable Interest Period and no Loans may be made as, renewed or converted into a Borrowing Tranche to which the Euro-Rate Option applies;

3.3.2.	Letter of Credit Fees.

The Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] shall be increased by two percent (2.0%) per annum;

3.3.3.	Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.4.	Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 3.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

3.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1.	Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)           adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii)          a contingency has occurred which materially and adversely affects the London interbank Eurodollar market relating to the Euro-Rate, the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent's and Bank's Rights].

3.4.2.	Illegality; Increased Costs; Deposits Not Available.

If at any time any Bank shall have determined that:

(i)           the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)          such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii)         after making all reasonable efforts, deposits of the relevant amount in Dollars or the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank Eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent's and Bank's Rights].

3.4.3.	Administrative Agent's and Bank's Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Etc.] above, such Bank shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Administrative Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Bank shall have later notified the Administrative Agent, of the Administrative Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Bank notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Etc.], the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.6.2 [Indemnity], as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 4.4 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5	Selection of Interest Rate Options; Selection of Optional Currency.

If the Borrower fails to select a new Interest Period or Optional Currency to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have selected a one Month Interest Period to apply to such Borrowing Tranche with no change in the currency in which such Loan was originally made, commencing upon the last day of the existing Interest Period.

4.        PAYMENTS

4.1	Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent's Fee, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh, Pennsylvania time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Banks, as applicable, in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh, Pennsylvania time, by the Administrative Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Banks on the same day received by the Administrative Agent, the Administrative Agent shall pay the Banks the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Banks.  The Administrative Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an "account stated."

4.2	Pro Rata Treatment of Banks.

Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal or interest on the Revolving Credit Loans, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent's Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Revolving Credit Loans, shall (except as otherwise may be provided with respect to a Defaulting Bank and except as provided in Section 3.4.3 [Administrative Agent's and Bank's Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], Section 4.4.2 [Replacement of a Bank] or Section 4.6 [Additional Compensation in Certain Circumstances]) be payable ratably among the Banks entitled to such payment in accordance with the amount of principal or interest on the Revolving Credit Loans, Commitment Fees, Letter of Credit Fees, and other fees (except for the Administrative Agent's Fee) or amounts then due or payable to such Banks with respect to the Revolving Credit Loans as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Article 2 [Revolving Credit and Swing Loan Facilities].

4.3	Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Notes.  Interest on Loans to which the Euro-Rate Option applies and shall be due and payable in the currency in which such Loan was made on the last day of each Interest Period for such Loans and, if such Interest Period is longer than ninety (90) days, also on the ninetieth (90th) day of such Interest Period.  Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be made in the currency in which such Loan was made and shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary obligation shall be due and payable in the currency in which such Loan was made on demand after such principal amount or other monetary obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4	Voluntary Prepayments.

4.4.1.	Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 [Replacement of a Bank] below or in Section 4.6 [Additional Compensation in Certain Circumstances]) in the currency in which such Loan was made:

(i)           at any time with respect to any Loan to which the Base Rate Option applies,

(ii)          on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies, and

(iii)         on the date specified in a notice by any Bank pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m., Pittsburgh, Pennsylvania time, (a) at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans denominated in U.S. Dollars, (b) at least four (4) Business Days prior to the date of prepayment of Revolving Credit Loans denominated in an Optional Currency, and (c) no later than 11:00 a.m., Pittsburgh, Pennsylvania time on the date of prepayment of Swing Loans, setting forth the following information:

(w)          the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)           a statement indicating the application of the prepayment between the Swing Loans and the Revolving Credit Loans;

(y)           a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Euro-Rate Option applies; and

(z)           the total principal amount and currency of such prepayment, the Dollar Equivalent amount of which (i) with respect to Revolving Credit Loans shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche to which the Euro-Rate Option applies and in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the outstanding principal amount or Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of One Hundred Thousand and 00/100 Dollars ($100,000.00) or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loan was made.  Except as provided in Section 3.4.3 [Administrative Agent's and Bank's Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies, and then to Optional Currency Loans.  Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 4.6.2 [Indemnity].

4.4.2.	Replacement of a Bank.

In the event any Bank (i) gives notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or Section 4.6.1 [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), (iv) is a Defaulting Bank or (v) has failed to consent to a proposed modification, amendment or waiver which pursuant to the terms of Section 10.1 or any other provision of any Loan Document requires the consent of all of the Banks and with respect to which the Super-Majority Required Banks shall have granted their consent, (a) within ninety (90) days after (w) receipt of such Bank's notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or 4.6.1 [Increased Costs, Etc.], (x) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date such Bank became subject to the control of an Official Body or (z) the date such Bank became a Defaulting Bank, as applicable, or (b) within ninety (90) days after such Bank has failed to consent to a proposed modification, amendment or waiver, to prepay the Loans of such Bank in whole (together with all interest accrued thereon and any amounts required under Section 4.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees) and terminate such Bank's Commitment or to have such Bank's Commitment replaced by one or more of the remaining Banks or a replacement bank acceptable to the Administrative Agent pursuant to Section 10.11 hereof; provided, that the remaining Banks shall have no obligation hereunder to increase their Commitments; provided, further to the extent the Borrower elects to replace a Bank which gave the Borrower notice under Section 3.4 or 4.6.1 or which failed to fund a Revolving Credit Loan because the making of such Loans would contravene any Law applicable to such Bank, it shall be obligated to remove or replace, as the case may be, all Banks that have made similar requests for compensation pursuant to Section 3.4 or Section 4.6.1 or who have failed to fund such Loans.  Notwithstanding the foregoing, the Administrative Agent may only be replaced subject to the requirements of Section 9.14 [Successor Administrative Agent] and provided that all Letters of Credit have expired or been terminated or replaced.

4.4.3.	Change of Lending Office.

Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.6.1 [Increased Costs, Etc.] with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 4.3 [Interest Payment Dates] shall affect or postpone any of the Obligations of the Borrower, any other Loan Party or RSC or the rights of the Administrative Agent or any Bank provided in this Agreement.

4.5	Mandatory Prepayments.

4.5.1.	Currency Fluctuations

If on any Computation Date (i) the Dollar Equivalent Revolving Facility Usage is equal to or greater than one hundred percent (100%) of the Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same.  The Borrower shall pay or prepay Loans (subject to Borrower's indemnity obligations under Sections 3.4 [Euro-Rate Unascertainable; Illegality; Increased Costs, etc.] and 4.6 [Additional Compensation in Certain Circumstances]) within one (1) Business Day after receiving such notice such that the Dollar Equivalent Revolving Facility Usage shall not exceed the aggregate Commitments after giving effect to such payments or prepayments.

4.5.2.	Application among Interest Rate Options.

All prepayments required pursuant to this Section 4.5 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Dollar Loans subject to a Euro-Rate Option and then to Optional Currency Loans subject to the Euro-Rate Option.  In accordance with Section 4.6.2 [Indemnity], the Borrower shall indemnify the Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

4.6	Additional Compensation in Certain Circumstances.

4.6.1.      Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i)           subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on or measured by the overall net income of such Bank),

(ii)          imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank or any lending office of any Bank, or

(iii)         imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank or any lending office of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank or its lending office with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

4.6.2.	Indemnity.

In addition to the compensation required by Section 4.6.1 [Increased Costs, Etc.], each Loan Party shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any foreign exchange losses, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract and any customary administrative expenses of such Bank) which such Bank sustains or incurs as a consequence of any:

(i)           payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)          attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments], or

(iii)         default by a Loan Party or RSC in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Loan Parties to such Bank ten (10) Business Days after such notice is given.

4.7	Interbank Market Presumption.

For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Euro-Rate Option or any Optional Currency, each Bank and the Administrative Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Bank's and the Administrative Agent's determination of amounts payable under, and actions required or authorized by, Sections 3.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 4.6 [Indemnity] shall be calculated, at each Bank's and the Administrative Agent's option, as though each Bank and the Administrative Agent funded each Borrowing Tranche of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

4.8	Taxes.

4.8.1.	No Deductions.

All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes").  If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.8.1) each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

4.8.2.	Stamp Taxes.

In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

4.8.3.	Indemnification for Taxes Paid by a Bank.

Borrower shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.8.3) paid by any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date a Bank makes written demand therefor.

4.8.4.	Certificate.

Within thirty (30) days after the date of any payment of any Taxes by Borrower, Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.  If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Bank, provide a certificate of an officer of Borrower to that effect.

4.8.5.	Survival.

Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 4.8.1 through 4.8.4 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

4.9	Judgment Currency.

4.9.1.	Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.9.2.	Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

4.10	Settlement Date Procedures.

In order to minimize the transfer of funds between the Banks and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates.  Not later than 10:00 a.m., Pittsburgh, Pennsylvania time on each Settlement Date, the Administrative Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans (each a "Required Share").  Prior to 2:00 p.m., Pittsburgh, Pennsylvania time on such Settlement Date, each Bank shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Bank its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.10 [Settlement Date Procedures] shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.1 [Revolving Credit Loans].  The Administrative Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Administrative Agent such Bank's Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Administrative Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.        REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Banks as follows:

5.1.1.	Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

5.1.2.	Capitalization and Ownership.

All of the authorized capital stock of the Borrower, and the shares (referred to herein as the "Shares") of the Borrower that are issued and outstanding have been validly issued and are fully paid and nonassessable.  There are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 5.1.2.

5.1.3.	Subsidiaries.

Schedule 5.1.3 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company.  Each of the Loan Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien.  All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be.  There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3.

5.1.4.	Power and Authority.

Each Loan Party and RSC has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5.	Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party and RSC, and each other Loan Document which any Loan Party or RSC is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party or RSC on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of RSC and each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against RSC and such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

5.1.6.	No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party or RSC nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or RSC or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it is bound or to which it or any of its Subsidiaries is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries.

5.1.7.	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any of its Subsidiaries at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

5.1.8.	Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases.  Upon consummation of the transactions contemplated hereby, all leases of real property are in full force and effect without the necessity for any consent which has not previously been obtained.

5.1.9.	Financial Statements.

(i)           Historical Statements.  The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended December 28, 2008 and December 27, 2009 (the "Annual Statements").  The Annual Statements were compiled from the books and records maintained by the Borrower's management, fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii)           Financial Projections.  The Borrower has delivered to the Administrative Agent financial projections of the Borrower and its Subsidiaries for the period from fiscal year 2010 through fiscal year 2014 derived from various assumptions of the Borrower's management (the "Financial Projections").  The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower's management, it being understood that such projections are subject to significant uncertainties and contingencies (such as those described in the Borrower's periodic public financial disclosures), many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized.  The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii)           Accuracy of Financial Statements.  Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower, in each case which would reasonably be expected to cause a Material Adverse Change.  Since December 27, 2009, no Material Adverse Change has occurred.

5.1.10.	Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

5.1.10.1   General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.7 [Use of Proceeds] and 7.1.10 [Use of Proceeds].

5.1.10.2   Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of such Loan Party or Subsidiary are or will be represented by margin stock.

5.1.10.3   Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.1.11.	Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or any Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12.	Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party or any Subsidiary of any Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal or other income tax return of any Loan Party or any Subsidiary of any Loan Party for any period.

5.1.13.	Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party or RSC, all of which shall have been obtained or made on or prior to the Closing Date.

5.1.14.	No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15.	Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.1.16.	Insurance.

Schedule 5.1.16 lists all insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect.  No notice has been given or claim made and no grounds exist to cancel or avoid any insurance policies and other bonds to which any Loan Party or any Subsidiary of any Loan Party is a party or to materially reduce the coverage provided thereby.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of any Loan Party in accordance with customary business practice in the industry of the Loan Parties and their Subsidiaries.

5.1.17.	Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws or Safety Laws which are specifically addressed in Section 5.1.22 [Environmental Matters and Safety Matters]) in all jurisdictions in which any Loan Party or any Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change.

5.1.18.	Material Contracts; Burdensome Restrictions.

All material contracts relating to the business operations of each Loan Party and each Subsidiary of each Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder or, to the Loan Parties' knowledge, by any other parties thereto.  None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change or which restricts or prohibits any Loan Party or RSC from entering into, and performing its obligations under, the transactions contemplated hereby.

5.1.19.	Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiary of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."  None of the Loan Parties or any Subsidiary of any Loan Party is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.20.	Plans and Benefit Arrangements.

Except as set forth on Schedule 5.1.20:

(i)           The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower and each member of the ERISA Group, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group.  The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)          To the best of the Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii)         Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv)         No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v)          The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

(vi)         Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii)        To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date.  To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii)       All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

5.1.21.	Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would reasonably be expected to constitute a Material Adverse Change.  The Borrower has delivered to the Administrative Agent true and correct copies of each of the Labor Contracts.

5.1.22.	Environmental Matters and Safety Matters.

Except as disclosed on Schedule 5.1.22:

(i)           None of the Loan Parties and none of the Subsidiaries of any Loan Party have received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or Subsidiary or to any prior owner, operator or occupant of the Property which has caused or would reasonably be expected to cause a Material Adverse Change, and none of such Loan Parties or Subsidiaries have reason to believe that it might receive an Environmental Complaint which has caused or would reasonably be expected to cause a Material Adverse Change.

(ii)           No activity of any Loan Party or any Subsidiary of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to cause a Material Adverse Change and to the knowledge of any such Loan Party of Subsidiary no activity of any predecessor of any Loan Party or Subsidiary or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to cause a Material Adverse Change.

(iii)           There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party's or Subsidiary of any Loan Party's knowledge emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to cause a Material Adverse Change.

(iv)          Each Loan Party and each Subsidiary of each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect except for those Environmental Permits which the failure to have will not cause a Material Adverse Change.

(v)           Each Loan Party and each Subsidiary of each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Environmental Records except for those Environmental Records which the failure to submit or maintain will not cause a Material Adverse Change.

(vi)          No portion of the Property is identified or to the knowledge of each Loan Party and each Subsidiary of each Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any such Loan Party or Subsidiary).

(vii)         No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Change.

(viii)        No lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties nor any Subsidiary of any Loan Party has any reason to believe that such a lien or encumbrance may be imposed.

(ix)           The activities and operations of the Loan Parties and the Subsidiaries of the Loan Parties are being conducted in material compliance with applicable Safety Laws.

(x)            The Loan Parties and the Subsidiaries of the Loan Parties have not received any Safety Complaints which have or would reasonably be expected to result in a Material Adverse Change, and to the knowledge of the Loan Parties and Subsidiaries, no Safety Complaints are being threatened which have or would reasonably be expected to result in a Material Adverse Change and the Loan Parties and Subsidiaries have no reason to believe that a Safety Complaint might be received or instituted which have or would reasonably be expected to result in a Material Adverse Change.

(xi)            Each Loan Party and each Subsidiary of each Loan Party has submitted to an Official Body and/or maintains in its files, as applicable, all Safety Filings and Records except for those Safety Filings and Records which the failure to submit or maintain would not reasonably be expected to result in a Material Adverse Change.

5.1.23.	Senior Debt Status.

The Obligations of each Loan Party and RSC under this Agreement, the Notes, the Guaranty Agreements, the Borrower/RSC Guaranty Agreement and each of the other Loan Documents to which any Loan Party or RSC is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party or RSC, as the case may be, except Indebtedness of such Loan Party or RSC, as the case may be, to the extent secured by Permitted Liens.  There is no Lien upon or with respect to any of the properties or income of any Loan Party or any Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

5.1.24.	Anti-Terrorism Laws.

5.1.24.1  General.

None of the Loan Parties nor, to any Loan Party's knowledge, any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.1.24.2  Executive Order No. 13224.

None of the Loan Parties, nor, to any Loan Party's knowledge, any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a "Blocked Person"):

(i)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)        a Person with  which any  Bank is  prohibited  from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; or

(v)         a  Person that is named as a "specially  designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)        a Person who is affiliated or associated with a Person listed above.

No Loan Party or to the knowledge of any Loan Party, any Affiliate of any Loan Party or any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transaction hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property  blocked  pursuant to the Executive Order No. 13224.

5.1.25.	Solvency.

After giving effect to the transactions contemplated by this Agreement and the Loan Documents and the making of Loans and issuance of Letters of Credit hereunder each Loan Party and RSC shall be Solvent.

5.2	Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.  CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Bank to make Loans and the Administrative Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties and RSC of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1	First Loans and Letters of Credit.

On the Closing Date:

6.1.1.	Officer's Certificate.

The representations and warranties of each of the Loan Parties and RSC contained in Section 5 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties and RSC shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties, to each such effect.

6.1.2.	Secretary's Certificate.

There shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties and RSC, certifying as appropriate as to:

(i)         the completion of all action required to have been taken by each Loan Party and RSC by the Closing Date in connection with this Agreement and the other Loan Documents;

(ii)        the names of the officer or officers authorized to sign this Agreement and the other Loan Documents to which they are a party and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party or RSC, as applicable, for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

(iii)       copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate governmental official, where applicable, together with certificates from the appropriate governmental officials as to the continued existence and good standing of each Loan Party and RSC in each jurisdiction where organized or formed, as applicable, and each jurisdiction where a Loan Party or RSC, as applicable, is qualified to do business.

6.1.3.	Delivery of Loan Documents.

The Guaranty Agreements, the Borrower/RSC Guaranty Agreement, the Notes, the Intercompany Subordination Agreement and any other Loan Documents required by the Administrative Agent, shall have been duly executed and delivered to the Administrative Agent for the benefit of the Banks.

6.1.4.	Opinion of Counsel.

There shall be delivered to the Administrative Agent for the benefit of each Bank one (1) original, with sufficient copies for the Banks, of a written opinion of the Borrower's in-house counsel, dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel.

6.1.5.	Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

6.1.6.	Payment of Fees.

The Borrower shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Administrative Agent and the Banks are entitled to be reimbursed.

6.1.7.	Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

6.1.8.	Officer's Certificate Regarding MACs.

Since December 27, 2009, no Material Adverse Change shall have occurred; prior to the Closing Date, except as disclosed in any public filing of any Loan Party or any Subsidiary of any Loan Party or otherwise disclosed to the Administrative Agent in writing, there shall have been no material change in the management of any Loan Party or any Subsidiary of any Loan Party; and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

6.1.9.	No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party, RSC or any of the Banks.

6.1.10.	No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents  or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.1.11.	Lien Searches.

The Administrative Agent shall have obtained copies of record searches (including UCC searches and judgments), at the state level for each material location of each applicable Loan Party and in each Loan Party's respective jurisdiction of organization evidencing that no Liens exist against any Loan Party except Permitted Liens or those Liens that are or will be released or terminated in connection herewith.

6.1.12.	Insurance Policies.

The Loan Parties shall have delivered a certificate of insurance acceptable to the Administrative Agent that adequate insurance in compliance with Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid and that the Administrative Agent on behalf of the Banks is entitled to thirty (30) days prior notice of cancellation or material reduction in coverage on all such policies.

6.1.13.	Termination Statements: Release Statements and Other Releases.

Evidence satisfactory to the Administrative Agent that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Administrative Agent).

6.1.14.	Repayment of Prohibited Indebtedness.

All Indebtedness not permitted under Section 7.2.1 [Indebtedness] including, but not limited to, amounts due under the Prior Loan Documents shall have been paid in full and the Prior Loan Documents shall have been terminated.

6.1.15.	Other Documents and Conditions.

The Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Administrative Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the closing checklist with respect to the transactions contemplated by this Agreement.

6.2	Each Additional Loan or Letter of Credit.

It shall be a condition precedent to the making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date, that after giving effect to the proposed extensions of credit:  (i) the representations and warranties of the Loan Parties and RSC contained in Section 5 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties and RSC shall have performed and complied with all covenants and conditions hereof; (ii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (iii) the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

7.  COVENANTS

7.1	Affirmative Covenants.

The Loan Parties and RSC, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' and RSC's other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties and RSC shall comply at all times with the following affirmative covenants:

7.1.1.	Preservation of Existence, Etc.

Each Loan Party shall and shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

7.1.2.	Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

7.1.3.	Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.  At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

7.1.4.	Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5.	Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6.	Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit, during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection.  In the event any Bank desires to visit and inspect any Loan Party, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.

7.1.7.	Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8.	Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.  Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans.

7.1.9.	Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 [Compliance with Laws] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.

7.1.10.	Use of Proceeds.

The Loan Parties and RSC will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 2.7 [Use of Proceeds].  Neither the Loan Parties nor RSC shall use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

7.1.11.	Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

7.1.12.	Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  The Borrower shall deliver to Banks any certification or other evidence requested from time to time by any Bank in its sole reasonable discretion, confirming Borrower's compliance with this Section 7.1.12 [Anti-Terrorism Laws].

7.2	Negative Covenants.

The Loan Parties and RSC, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' and RSC's other Obligations hereunder and termination of the Commitments, the Loan Parties and RSC shall comply with the following negative covenants:

7.2.1.	Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness under the Loan Documents;

(ii)         Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, or an increase in the effective interest rate thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any security or guaranties therefor, or other significant change in the terms thereof);

(iii)        Indebtedness which does not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate at any time outstanding in the form of capitalized leases or secured by Purchase Money Security Interests;

(iv)        Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 7.1.11 [Subordination of Intercompany Loans];

(v)         Any (a) Bank-Provided Hedge or (b) Indebtedness under any Other Bank-Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Bank-Provided Hedge only for hedging (rather than speculative) purposes.

(vi)        Indebtedness arising from Hedge Agreements consisting of bona fide hedging contracts intended to protect against material fluctuations in the cost of energy, milk and other commodities used in the ordinary course of the Borrower's business; provided that the Indebtedness associated with such Hedge Agreements does not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate at any time;

(vii)         contingent liabilities arising out of (a) endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (b) the Borrower/RSC Guaranty Agreement, (c) other Guaranties by any Loan Party or any Subsidiary of a Loan Party which guaranteed obligations shall not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate at any time for all Loan Parties and Subsidiaries of Loan Parties, (d) reimbursement obligations (including any Guaranty thereof) with respect to any portion of the RSC Letter of Credit that has not been drawn against so long as such obligations shall not exceed Eighteen Million and 00/100 Dollars ($18,000,000.00) in the aggregate at any time;

(viii)        Indebtedness under the Jeffersontown IRB, provided that the principal amount is not subsequently increased (such Jeffersontown IRB shall continue to be permitted Indebtedness hereunder if CDL should subsequently sell its rights thereunder to a Person which is not an Affiliate of the Borrower);

(ix)           Unsecured Indebtedness incurred in connection with the issuance by any Loan Party of Indebtedness evidenced by privately placed notes, provided that (1) such Indebtedness is pari passu in right of payment with the Indebtedness hereunder, (2) immediately prior to and after giving effect to such Indebtedness, no Event of Default or Potential Default shall have occurred hereunder, and (3) the terms and conditions of such Indebtedness are (a) no more restrictive than the terms and conditions of this Agreement and (b) reasonably acceptable to the Administrative Agent; and

(x)           unsecured Indebtedness not otherwise covered by any of the foregoing in an amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding.

7.2.2.	Liens.

Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3.	Guaranties.

Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted in Section 7.2.1 [Indebtedness], (ii) the Borrower/RSC Guaranty or (iii) Guaranties that are in existence on the Closing Date and set forth on Schedule 7.2.3.

7.2.4.	Loans and Investments.

Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)         trade credit extended on usual and customary terms in the ordinary course of business;

(ii)        advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)       Permitted Investments;

(iv)       loans, advances and investments to, or in, a Loan Party;

(v)        loans, advances and investments in or to Foreign Subsidiaries and foreign joint ventures in an aggregate amount at any time for all such Foreign Subsidiaries and foreign joint ventures of Sixty Million and 00/100 Dollars ($60,000,000.00); provided, however, that such amount shall not include any loans, advances and investments made by a Loan Party in or to a Foreign Subsidiary or foreign joint venture to the extent such loan, advance or investment is made with proceeds such Loan Party has received as a result of the sale by such Loan Party of the stock or other ownership interests of a Foreign Subsidiary of such Loan Party or the joint venture interests of a foreign joint venture to which such Loan Party is a party;

(vi)       loans, advances and investments in or to franchisees of any Loan Party, the Papa John's Marketing Fund and BIBP, in an aggregate amount (including all amounts as of the Closing Date as set forth on Schedule 1.1(P)(1) attached hereto) at any time for all such parties of Eighty-Five Million and 00/100 Dollars ($85,000,000.00);

(vii)      loans, advances and investments in or to domestic joint ventures (including, but not limited to, CLL and SPL) in an aggregate amount (including all amounts as of the Closing Date as set forth on Schedule 1.1(P)(1) attached hereto) at any time for all such domestic joint ventures of Thirty Million and 00/100 Dollars ($30,000,000.00); provided, however, that such amount shall not include any loans, advances and investments made by a Loan Party in or to a domestic joint venture to the extent such loan, advance or investment is made with (a) proceeds such Loan Party has received as a result of the sale by such Loan Party of the joint venture interests of a domestic joint venture to which such Loan Party is a party, or (b) proceeds of distributions such Loan Party has received as a result of its joint venture interest in such joint venture;

(viii)     investments in Bank-Provided Hedges and other Hedge Agreements as permitted by Section 7.2.1(vi);

(ix)        investments consisting of notes payable to any such Loan Party or any such Subsidiary in connection with the sale by such Loan Party or such Subsidiary of any properties or assets as permitted by Section 7.2.7(v) hereof, in an aggregate amount at any time for all such investments not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00);

(x)         loans, advances and investments (including, but not limited to, the RSC/Borrower Letter of Credit) in or to RSC in an aggregate amount at any time of Eighteen Million and 00/100 Dollars ($18,000,000.00); and

(xi)        Permitted Acquisitions.

7.2.5.	Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided, however, so long as no Event of Default or Potential Default shall exist immediately prior to or after giving effect to any such dividend or distribution, the Loan Parties and their Subsidiaries may make or pay any such dividend or distribution.  In addition, the Borrower shall not permit its Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends or distributions to the Borrower.

7.2.6.	Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(i)           any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is directly or indirectly wholly-owned by one or more of the other Loan Parties;

(ii)          any Subsidiary of a Loan Party which is not a Loan Party may consolidate or merge into another Subsidiary of a Loan Party which is not a Loan Party;

(iii)         the Borrower may dissolve or wind-up any of its Subsidiaries that are not Loan Parties;

(iv)         any Loan Party may acquire, whether by purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, each of the following requirements is met:

(a)         if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 7.2.9 [Subsidiaries, Partnerships, Etc.], execute a Guarantor Joinder and such other documents required by Section 10.18 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(b)         the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(c)          the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be similar to or substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.2.10 [Continuation of or Change in Business]; and

(d)          no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition.

7.2.7.	Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles, with or without recourse, or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i)           transactions involving the sale of inventory in the ordinary course of business;

(ii)          any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business;

(iii)         any sale, transfer or lease of properties or assets by any Loan Party to another Loan Party;

(iv)         any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased within the terms of this Agreement;

(v)          any sale, transfer or lease of properties or assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that:

(a)         there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and

(b)         the aggregate value of such assets sold, transferred or leased by the Loan Parties and their Subsidiaries during the term of this Agreement shall not exceed Sixty Five Million and 00/100 Dollars ($65,000,000.00).

7.2.8.	Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Administrative Agent and (c) is in accordance with all applicable Law.

7.2.9.	Subsidiaries, Partnerships and Joint Ventures; Excluded Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; (ii) any Excluded Subsidiary; and (iii) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors]; provided, however, if such Subsidiary (a) is acquired by a Loan Party or Subsidiary of a Loan Party and is a Foreign Subsidiary or (b) is formed or organized as a Foreign Subsidiary by a Loan Party or Subsidiary of a Loan Party after the date of this Agreement, such Foreign Subsidiary shall not be required to join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] if the execution of a Guaranty Agreement or the Guarantor Joinder would cause material adverse tax consequences to the Borrower under Section 956 of the Internal Revenue Code as demonstrated to the reasonable satisfaction of the Administrative Agent.

Except for loans, advances and investments permitted by Section 7.2.4 hereof, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

7.2.10.	Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in any business other than the operation and franchising of pizza delivery, dine in and carryout restaurants, together with production, manufacturing and all other services in support of such business and all businesses incidental thereto, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party shall not permit any material change in such business.

7.2.11.	Plans and Benefit Arrangements.

Each of the Loan Parties shall not:

(i)         fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii)        request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)       engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv)       permit the funded current liability percentage of each Plan to be less than the required percentage to satisfy the full funding limitation, determined as of the most recent actuarial valuation report for each Plan using the actuarial assumptions required under Section 412 of the Internal Revenue Code for purposes of funding;

(v)        fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Law pertaining thereto;

(vi)       withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a Material Adverse Change;

(vii)      terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a Material Adverse Change;

(viii)     make any amendment to any Plan with respect to which security is required under Section 307 of ERISA except to the extent that such amendment would not cause a Material Adverse Change; or

(ix)        fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

7.2.12.	Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower (other than RSC) to, change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Monday closest to December 31 of each calendar year and ending on the last Sunday in December of each calendar year; provided, however that if during any calendar year December 31 is a Sunday such fifty-two (52)/fifty-three (53) week period shall begin on January 1 of the immediately following calendar year.

7.2.13.	Changes in Organizational Documents.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

7.2.14.	Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to exceed 2.50 to 1.00.

7.2.15.	Minimum Interest Coverage Ratio.

The Loan Parties shall not at any time permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to be less than 3.50 to 1.00.

7.2.16.	Negative Pledges.

No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Loan Party's or Subsidiary's properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof, or (iv) restrictions or conditions imposed by any agreement relating to the issuance by any Loan Party of Indebtedness represented by privately placed notes as permitted by Section 7.2.1 [Indebtedness] of this Agreement.

7.3	Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Banks:

7.3.1.	Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, financial statements of the Borrower, consisting of:  (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of shareholders' equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year.  Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.3.1 if, within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, the Borrower delivers to the Administrative Agent a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section.

7.3.2.	Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any of event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.  The Loan Parties shall deliver with such financial statements and certification by their accountants, a letter of such accountants to the Administrative Agent for the benefit of each Bank substantially (i) to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 7.3.3 [Certificate of the Borrower and the Borrower] with respect to such financial statements and (ii) to the effect that the Banks are intended to rely upon such accountant's audit of the annual financial statements and that such accountants authorize the Loan Parties to deliver such certifying letter to the Banks on such accountants' behalf.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.3.2 if, within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower delivers to the Administrative Agent and each of the Banks (i) a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements contained therein meet the requirements described in this Section and (ii) the certificate and letter of accountants as described above.

7.3.3.	Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Banks pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by an Authorized Officer of the Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4 [Notice of Default], (i) the representations and warranties of the Loan Parties contained in Section 5 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

7.3.4.	Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.5.	Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, which involve a claim or series of claims in excess of Ten Million and 00/100 Dollars ($10,000,000.00) or which if adversely determined would constitute a Material Adverse Change.

7.3.6.	Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i)          the annual budget and any forecasts or projections of the Borrower, to be supplied not later than January 31st of the fiscal year to which any of the foregoing may be applicable,

(ii)         any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii)        any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iv)        regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,

(v)         a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body which could reasonably be expected to result in a Material Adverse Change, and

(vi)        such other reports and information as any of the Banks may from time to time reasonably request.  The Borrower shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

7.3.7.	Notices Regarding Plans and Benefit Arrangements.

7.3.7.1   Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)           any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii)          any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)         any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan,

(iv)         any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)          any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi)         withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii)        a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a material Lien under Section 302(f) of ERISA,

(viii)       the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix)          any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

7.3.7.2    Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

7.3.7.3    Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.  DEFAULT

8.1	Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1.	Payments Under Loan Documents.

The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within five (5) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof (whether at stated maturity, by acceleration or otherwise);

8.1.2.	Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties or RSC herein or by any of the Loan Parties or RSC in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3.	Breach of Negative Covenants, Maintenance of Insurance or Visitation Rights.

Any of the Loan Parties or RSC shall default in the observance or performance of any covenant contained in Section 7.1.3 [Maintenance of Insurance], Section 7.1.6 [Visitation Rights] or Section 7.2 [Negative Covenants];

8.1.4.	Breach of Other Covenants.

Any of the Loan Parties or RSC shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any officer of any Loan Party or RSC, as the case may be, becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties or RSC as determined by the Administrative Agent in its sole discretion);

8.1.5.	Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party or any Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6.	Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7.	Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or RSC or cease to give or provide the remedies, powers or privileges intended to be created thereby;

8.1.8.	Proceedings Against Assets.

Any of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9.	Notice of Lien or Assessment.

A notice of Lien or assessment in excess of Ten Million and 00/100 Dollars ($10,000,000.00) which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.10.	Insolvency.

Any Loan Party or any Subsidiary of any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

8.1.11.	Events Relating to Plans and Benefit Arrangements.

Any of the following occurs:  (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties' liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan or a Multiple Employer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans, Multiple Employer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the occurrence of which would be reasonably likely to result in a Material Adverse Change;

8.1.12.	Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.5 [Liquidations, Mergers, Etc.] or 7.2.7 [Dispositions of Assets or Subsidiaries], or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.13.	Change of Control.

(i)           Any person or group of persons (within the meaning of Section 13(d) or Section 14(a) of the Securities Exchange Act of 1934, as amended) other than John H. Schnatter (or his estate or beneficiaries) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) twenty percent (20%) or more of the voting capital stock of the Borrower, or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Borrower.

8.1.14.	Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party of Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.15.	Voluntary Proceedings.

Any Loan Party of Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2	Consequences of Event of Default.

8.2.1.       Events of Default Other Than Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 [Payments Under Loan Documents] through 8.1.13 [Change of Control] shall occur and be continuing, the Banks, and the Administrative Agent shall be under no further obligation to make Revolving Credit Loans or issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower:  (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and/or (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Banks, and grants to the Administrative Agent and the Banks a security interest in, all such cash as security for such Obligations.  Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Administrative Agent shall return such cash collateral to the Borrower; and

8.2.2.	Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.14 [Involuntary Proceedings] or 8.1.15 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks and the Administrative Agent shall be under no further obligations to make Revolving Credit Loans or issue Letters of Credit, as the case may be, hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3.	Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party or RSC hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party or RSC, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower, the other Loan Parties and RSC hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower, such other Loan Party or RSC by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower, such other Loan Party or RSC for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower, such other Loan Party or RSC is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent; and

8.2.4.	Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Event of Default], the Administrative Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Bank; and

8.2.5.	Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 [Consequences of Event of Default] and until all Obligations of the Loan Parties and RSC have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied as follows:

(i)           first, to reimburse the Administrative Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent or the Banks in connection with collection of any Obligations of any of the Loan Parties and RSC under any of the Loan Documents;

(ii)           second, to the repayment of all Obligations then due and unpaid of the Loan Parties and RSC to the Banks incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Hedge or any Other Bank-Provided Financial Services Product, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

(iii)           the balance, if any, as required by Law.

8.2.6.	Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Administrative Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

9.       THE ADMINISTRATIVE AGENT

9.1	Appointment.

Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Administrative Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents.  Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  PNC Bank agrees to act as the Administrative Agent on behalf of the Banks to the extent provided in this Agreement.

9.2	Delegation of Duties.

The Administrative Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Administrative Agent) subject to Sections 9.5 [Reimbursement of Administrative Agent by Loan Parties, Etc.] and 9.6 [Exculpatory Provisions, Etc.], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.3	Nature of Duties; Independent Credit Investigation.

The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Bank expressly acknowledges (i) that the Administrative Agent has not made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties or RSC, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Administrative Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties and RSC in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4	Actions in Discretion of Administrative Agent; Instructions From the Banks.

The Administrative Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Administrative Agent's rights, powers or discretion herein, provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law.  In the absence of a request by the Required Banks, the Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6 [Exculpatory Provisions, Etc.].  Subject to the provisions of Section 9.6 [Exculpatory Provisions, Etc.], no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Administrative Agent.

9.5	Reimbursement and Indemnification of Administrative Agent by the Loan Parties and RSC.

Each Loan Party and RSC jointly, severally and unconditionally agrees to pay or reimburse the Administrative Agent and hold the Administrative Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against the Administrative Agent or the Banks in any way relating to or arising out of this Agreement or any other Loan Documents (including the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that no Loan Party or RSC shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Administrative Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that each Loan Party and RSC shall remain liable to the extent such failure to give notice does not result in a loss to such Loan Party or RSC), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  In addition, the Loan Parties and RSC, jointly and severally, agree to reimburse and pay all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' and RSC's books, records and business properties.

9.6	Exculpatory Provisions; Limitation of Liability.

Neither the Administrative Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties or RSC, or the financial condition of the Loan Parties or RSC, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, RSC, any Bank, the Administrative Agent or any of their respective Subsidiaries against the Administrative Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Administrative Agent and each Bank hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Banks, the Administrative Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties or RSC which may come into the possession of the Administrative Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.7	Reimbursement and Indemnification of Administrative Agent by Banks.

Each Bank agrees to reimburse and indemnify the Administrative Agent (to the extent not reimbursed by the Loan Parties or RSC and without limiting the Obligation of any Loan Party or RSC to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Administrative Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld.  In addition, each Bank agrees promptly upon demand to reimburse the Administrative Agent (to the extent not reimbursed by the Loan Parties or RSC and without limiting the Obligation of any Loan Party or RSC to do so) in proportion to its Ratable Share for all amounts due and payable by the Loan Parties and RSC to the Administrative Agent in connection with the Administrative Agent's periodic audit of the Loan Parties' and RSC's books, records and business properties.

9.8	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon any writing, facsimile, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of Event of Default" or a "notice of Potential Default", as the case may be.

9.10	Notices.

The Administrative Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.  The Administrative Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

9.11	Banks in Their Individual Capacities; Administrative Agent in its Individual Capacity.

With respect to the Revolving Credit Commitment, the Revolving Credit Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" and "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Administrative Agent, as though it were not acting as Administrative Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks.  The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties or RSC for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

9.12	Holders of Notes.

The Administrative Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.  Subject to the foregoing, any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.13	Equalization of Banks.

The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 3.4.3 [Administrative Agent's and Bank's Rights], 4.4.2 [Replacement of a Bank] or 4.6 [Additional Compensation in Certain Circumstances].  The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase.

9.14	Successor Administrative Agent.

The Administrative Agent (i) may resign as Administrative Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Administrative Agent is a Bank, the Administrative Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 4.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower.  If the Administrative Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent's notice to the Banks of its resignation, then the Administrative Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Administrative Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent, provided that the consent of the Borrower shall not be required if any Event of Default then exists.  Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent, effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  After the resignation of any Administrative Agent hereunder, the provisions of this Section 9 [The Administrative Agent] shall inure to the benefit of such former Administrative Agent and such former Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Administrative Agent under this Agreement.

9.15	Administrative Agent's Fee.

The Borrower shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Letter") between the Borrower and Administrative Agent, as amended from time to time.

9.16	Availability of Funds.

The Administrative Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Administrative Agent in the applicable currency unless the Administrative Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Administrative Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 [Availability of Funds] or using proceeds deposited with the Administrative Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Administrative Agent).  The Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency.  If such corresponding amount is not in fact made available to the Administrative Agent by such Bank in the applicable currency, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Administrative Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

9.17	Calculations.

In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement.  In the event an error in computing any amount payable to any Bank is made, the Administrative Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate or the Overnight Rate if such computation relates to a Loan made in an Optional Currency.

9.18	No Reliance on Administrative Agent's Customer Identification Program.

Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Bank's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

9.19	Beneficiaries.

Except as expressly provided herein, the provisions of this Section 9 [The Administrative Agent] are solely for the benefit of the Administrative Agent and the Banks, and neither the Loan Parties nor RSC shall have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties or RSC.

9.20	Syndication Agent, Co-Documentation Agents, Lead Arranger and Sole Bookrunner.

The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as syndication agent, co-documentation agent, lead arranger or sole bookrunner, any power, duty, responsibility or liability whatsoever under this Agreement or any other Loan Document.

10.          MISCELLANEOUS

10.1	Modifications, Amendments or Waivers.

With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties and RSC, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks, the Loan Parties or RSC hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks, the Loan Parties and RSC; provided, that no such agreement, waiver or consent may be made which will:

10.1.1.    Increase of Commitment.

Increase the amount of the Revolving Credit Commitment of any Bank hereunder without the consent of such Bank;

10.1.2.    Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank without the consent of each Bank directly affected thereby;

10.1.3.	Release of Guarantor.

Except in connection with the dissolution of a Loan Party permitted pursuant to Section 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions], release any Guarantor from its Obligations under the Guaranty Agreements, the Borrower/RSC Guaranty Agreement or any other security for any of the Loan Parties' or RSC's Obligations, in each case without the written consent of all Banks (other than Defaulting Banks); or

10.1.4.	Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Banks], 9.6 [Exculpatory Provisions, Etc.] or 9.13 [Equalization of Banks] or this Section 10.1 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder, in each case without the written consent of all Banks (other than Defaulting Banks);

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of (i) the Administrative Agent in its capacity as Administrative Agent shall be effective without the written consent of the Administrative Agent or (ii) the Administrative Agent in its capacity as issuer of Letters of Credit shall be effective without the written consent of the Administrative Agent.

10.2	No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Administrative Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3	Reimbursement and Indemnification of Banks by the Loan Parties and RSC; Taxes.

The Loan Parties and RSC, jointly and severally, agree unconditionally upon demand to pay or reimburse to each Bank (other than the Administrative Agent, as to which the Loan Parties' and RSC's Obligations are set forth in Section 9.5 [Reimbursement of Administrative Agent By Loan Parties, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the negotiation, preparation, execution, administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Administrative Agent or the Banks in any way relating to or arising out of this Agreement or any other Loan Documents (including the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of (y) this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder and (z) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Bank hereunder or thereunder, provided that no Loan Party or RSC shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that each Loan Party and RSC shall remain liable to the extent such failure to give notice does not result in a loss to such Loan Party or RSC), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Administrative Agent if appropriate under the circumstances.  Each Loan Party and RSC, jointly and severally, agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Administrative Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and each Loan Party and RSC, jointly and severally, agrees unconditionally to save the Administrative Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4	Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5	Funding by Branch, Subsidiary or Affiliate.

10.5.1.	Notional Funding.

Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 [Funding by Branch, Subsidiary or Affiliate] shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change.  Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

10.5.2.	Actual Funding.

Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.5.2 [Actual Funding].  If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

10.6	Notices; Lending Offices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 [Notices] only, a "Notice" to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.6 [Notices]) in accordance with this Section 10.6 [Notices].  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6 [Notices].  Any Notice shall be effective:

(i)           In the case of hand-delivery, when delivered;

(ii)          If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii)         In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv)         In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v)          In the case of electronic transmission, when actually received;

(vi)         In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6 [Notices]; and

(vii)        If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party or RSC shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of its receipt of such Notice.  Schedule 1.1(B) lists the lending offices of each Bank.  Each Bank may change its lending office by written notice to the other parties hereto.

10.7	Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8	Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the State of New York without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

10.9	Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.10	Duration; Survival.

All representations and warranties of the Loan Parties and RSC contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans.  All covenants and agreements of the Loan Parties and RSC contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement of Administrative Agent by Loan Parties, Etc.], 9.7 [Reimbursement of Administrative Agent by Banks, Etc.] and 10.3 [Reimbursement of Banks by Loan Parties; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

10.11	Successors and Assigns.

(i)           This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Administrative Agent, the Loan Parties, RSC and their respective successors and assigns, except that none of the Loan Parties or RSC may assign or transfer any of its rights and Obligations hereunder or any interest herein.  Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities subject to the consent of the Borrower and the Administrative Agent with respect to any assignee, such consent not to be unreasonably withheld, delayed or conditioned, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (3) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or the amount of the assigning Bank's Commitment.  In the case of an assignment, upon receipt by the Administrative Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Administrative Agent a service fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) for each assignment.  In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 [Set-off] (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Guarantor]), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party or RSC hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(ii)           Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent the form of certificate described in Section 10.17.1 [Tax Withholding Clause] relating to federal income tax withholding.  Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(iii)           Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Administrative Agent.  No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

10.12	Confidentiality.

10.12.1.	General.

The Administrative Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information such Loan Party or Subsidiary specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Administrative Agent and the Banks shall be permitted to disclose such information (i) to their respective officers, directors, employees, agents, outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants (including prospective assignees and participants) as contemplated by Section 10.11 [Successors and Assigns], (iii) to the extent requested by any bank regulatory authority, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

10.12.2.	Sharing Information With Affiliates of the Banks.

Each Loan Party and RSC acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12.1 [General] as if it were a Bank hereunder.  Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

10.13	Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14	Administrative Agent's or Bank's Consent.

Unless otherwise provided herein, whenever the Administrative Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Administrative Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of collateral, the payment of money or any other matter.

10.15	Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY AND RSC HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY OR RSC AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 [NOTICES] AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  EACH LOAN PARTY AND RSC WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  EACH LOAN PARTY, RSC, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

10.17	Certifications From Banks and Participants

10.17.1.	Tax Withholding Clause.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrower and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.  The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Each Bank, assignee or participant required to deliver to the Borrower and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent).  Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

10.17.2.	USA Patriot Act.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Bank is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

10.18	Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] and which has not yet done so shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Subsidiary.  The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within five (5) Business Days after the date of (a) the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement on the day and year first above written.

BORROWER:	PAPA JOHN'S INTERNATIONAL, INC.

WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	SVP, CFO & Treasurer

GUARANTORS:	PAPA JOHN'S USA, INC.

WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	SVP, CFO & Treasurer

PREFERRED MARKETING SOLUTIONS, INC.
WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	Treasurer

CAPITAL DELIVERY, LTD.
WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	President & Treasurer

RISK SERVICES CORP.
WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	Treasurer

PJ FOOD SERVICE, INC.
WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	Treasurer

TRANS PAPA LOGISTICS, INC.
WITNESS:

/s/ Debra Breeden	By:	/s/ J. David Flanery
	Name:	J. David Flanery
	Title:	Treasurer

Acknowledged and accepted this ____ day of September, 2010, solely with respect to the Reimbursement Obligations with respect to the RSC Letter of Credit and all other Obligations of RSC hereunder:

RSC INSURANCE SERVICES LTD.
WITNESS:

/s/ Debra Breeden	By:	/s/ Joseph H. Smith IV
	Name:	Joseph H. Smith IV
	Title:	VP & Treasurer

PNC BANK, NATIONAL ASSOCIATION, as a Bank and as Administrative Agent

By:	/s/ Shelly Stephenson
Name:	Shelly B. Stephenson
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Bank and as Syndication Agent

By:	/s/ Sherry Matthews
Name:	Sherry Matthews
Title:	AVP

BANK OF AMERICA, N.A., as a Bank and as Co-Documentation Agent

By:	/s/ Thomas C. Kilcrease Jr
Name:	Thomas C. Kilcrease Jr
Title:	Senior Vice President

FIFTH THIRD BANK, as a Bank and as Co- Documentation Agent

By:	/s/ Mark Zobel
Name:	Mark Zobel
Title:	Assistant Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Bank and as Co-Documentation Agent

By:	/s/ David Wombwell
Name:	David Wombwell
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Bank

By:	/s/ Johnny L. Perry
Name:	Johnny L. Perry
Title:	Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID—
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Pricing Level	Leverage Ratio*	Base Rate Margin	Euro-Rate Margin	Commitment Fee Percentage	Letter of Credit Fee Percentage
I	If the Leverage Ratio is less than 1.00 to 1.00	0.000%	1.000%	0.175%	1.000%
II	If the Leverage Ratio is greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.250%	1.250%	0.200%	1.250%
III	If the Leverage Ratio is greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.500%	1.500%	0.225%	1.500%
IV	If the Leverage Ratio is greater than or equal to 2.00 to 1.00	0.750%	1.750%	0.250%	1.750%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage:

(a)           The Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage shall be determined on the Closing Date based on the Leverage Ratio computed pursuant to the Compliance Certificate delivered to the Administrative Agent for the fiscal quarter ending June 30, 2010 in accordance with the Prior Loan Agreement.

SCHEDULE 1.1(A) - 1

(b)           The Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Percentage or the Applicable Letter of Credit Fee Percentage computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Certificate of Borrower].  If a Compliance Certificate is not delivered when due in accordance with such 7.3.3 [Certificate of Borrower], then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

SCHEDULE 1.1(A) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES; LENDING OFFICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks; Lending Offices

Bank	Amount of Commitment for Revolving Credit Loans	Ratable Share
PNC Bank, National Association 101 South Fifth Street Louisville, Kentucky 40202 Attn: Deroy Scott Telephone: (502) 581-7821 Telecopy: (502) 581-7904	$40,000,000.00	22.857142857%

JPMorgan Chase Bank, N.A. 416 W. Jefferson Louisville, KY 40202 Attn: Duffy Baker Telephone: (502) 566-3677 Telecopy: (502) 566-8339	$40,000,000.00	22.857142857%

Bank of America, N.A. 414 Union Street TN1-100-04-04 Nashville, TN 37219 Attn: Thomas Kilcrease Telephone: (615) 749-3926 Telecopy: (615) 749-4762	$35,000,000.00	20.000000000%

Fifth Third Bank 251 N. Illinois Street; Suite 1000 MD 8490A1 Indianapolis, IN 46204 Attn: David O'Neal Telephone: (317) 383-2288 Telecopy: (317) 383-2320	$15,000,000.00	8.571428571%

U.S. Bank, National Association One Financial Square Louisville, KY 40202 Attn: Betsy C. Phillips Telephone: (502) 562-6439 Telecopy: (502) 562-6460	$35,000,000.00	20.000000000%

Branch Banking and Trust Company 401 West Main Street, Suite 100 Louisville, KY 40202 Attn: Johnny L. Perry Telephone: (502) 562-5877 Telecopy: (502) 562-6990	$10,000,000.00	5.714285714%

Total	$175,000,000.00	100.000000000%

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES; LENDING OFFICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name:  PNC Bank, National Association
Address:  101 South Fifth Street
Louisville, Kentucky 40202
Attention:  Deroy Scott
Telephone:  (502) 581-7821
Telecopy:  (502) 581-7904

Name:  Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address:  Firstside Center
500 First Avenue
4th Floor
Pittsburgh, Pennsylvania 15219
Attention:  Agency Services
Telephone:   (412) 762-6442
Telecopy:     (412) 762-8672

BORROWER:

Name:  Papa John's International, Inc.
Address:  2002 Papa John's Blvd.
Louisville, Kentucky 40299
Attention:  J. David Flanery
Telephone:    (502) 261-4753
Telecopy:      (502) 261-4190

GUARANTORS:

If to less than all Guarantors:

Name:  [Name of applicable Guarantor]
Address:  2002 Papa John's Boulevard
Louisville, KY 40299
Attention:    J. David Flanery
Telephone: (502) 261-4753
Telecopy:  (502) 261-4190
If to all Guarantors:

SCHEDULE 1.1(B) - 2

Name:  Papa John's International, Inc.
Address:  2002 Papa John's Boulevard
Louisville, KY 40299
Attention:    J. David Flanery
Telephone: (502) 261-4753
Telecopy:  (502) 261-4190

RSC:

Name:  RSC Insurance Services Ltd.
Address:  2002 Papa John's Boulevard
Louisville, KY 40299
Attention:  Joe Smith
Telephone: (502) 261-4593
Telecopy:  (502) 261-4190

SCHEDULE 1.1(B) - 3

EXHIBIT 1.1(A)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement, dated September 2, 2010 (as amended, supplemented or modified from time to time, the "Credit Agreement"), by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, PNC Bank, National Association ("PNC"), various other financial institutions which are now or hereafter become a party thereto (PNC and such other financial institutions are each, a "Bank" and collectively, the "Banks") and PNC, as administrative agent for the Banks (in such capacity, the "Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

______________________ (the "Assignor") and __________________________ (the "Assignee"), intending to be legally bound hereby, make this Assignment and Assumption Agreement ("Assignment and Assumption") this ____ day of ______________, 201__ and hereby agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE to the Assignor and without any representations and warranties except as set forth in Section 2 below, a _______ percent (___%) interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest in the Assignor's Commitments as in effect on the Effective Date, the Loans owing to the Assignor on the Effective Date and the Notes evidencing the outstanding Loans held by the Assignor.

2.           The Assignor (i) represents and warrants that, as of the date hereof, its Revolving Credit Commitment is $______________, the unpaid principal amount of the Revolving Credit Loans owing to the Assignor is $_____________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (v) attaches the Notes referred to in paragraph 1 above and requests that the Agent exchange such Notes for new Notes as follows:

[INSERT ASSIGNOR'S INSTRUCTIONS]

3.           The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements (if any) referred to in Section 5.1.9 [Financial Statements] and Section 7.3 [Reporting Requirements] of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof; (iv) agrees that it will become a party to and be bound by the Credit Agreement on the Effective Date (including without limitation, the provisions of Section 10.11 [Successors and Assigns]) as if it were an original Bank thereunder and will have all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its address for notices the office set forth beneath its name on the signature page hereof.

4.           The effective date of this Assignment and Assumption shall be the ______ day of _____________________, 201___ (the "Effective Date").  Following the execution of this Assignment and Assumption, it will be delivered to the Agent for acceptance and recording by the Agent.

5.           Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Bank thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, and the Commitments of the Assignor and the Assignee shall be as set forth in Schedule I hereto.

6.           Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Commitment Fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.           The Assignor makes this assignment to the Assignee in consideration of the payment by the Assignor to the Agent of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), receipt of which is hereby acknowledged by the Agent.

8.           This Assignment and Assumption shall be governed by and construed in accordance with the internal Law, and not the Law of conflicts, of the State of New York.

9.           Each of the parties to this Assignment and Assumption agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption.

10.         The Assignee hereby agrees to indemnify and hold the Assignor harmless from and against any and all losses, costs and expenses (including, without limitation, attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment and Assumption.

11.         This Assignment and Assumption embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.         [This section is applicable only if the Assignee is incorporated outside of the United States.]  [The Assignee has delivered at least five (5) Business Days prior to the Effective Date two (2) duly completed copies of Internal Revenue Service Form W-9, W-8BEN or W-8IMY, or other applicable form prescribed by the Internal Revenue Service, certifying that such Assignee is entitled to receive payments under the Credit Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty.]

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption by their duly authorized officers on the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Notice Address:

Telephone No.:
Telecopier No.:
Attn:
Email Address:

CONSENTED TO this ____
day of ______________, ______

PNC Bank, National Association, as Administrative Agent

By:
Name:
Title:

[CONSENTED TO this ____
day of ______________, ______ [If Required]

Papa John's International, Inc.

By:
Name:
Title: ]

SCHEDULE I

	Amount of Revolving Credit Commitment as of the Effective Date		Amount of Revolving Credit Loans held as of the Effective Date

[Assignor]	$	________	$	________
[Assignee]	$	________	$	________

EXHIBIT 1.1(E)

FORM OF
EXCLUDED VIE APPROVAL FORM

Papa John's International, Inc.
2002 Papa John's Boulevard
Louisville, Kentucky 40299

________ __, 201_

PNC Bank, National Association
Administrative Agent
101 South Fifth Street
Louisville, Kentucky 40202
Attention:  Deroy Scott

each of the Banks identified
on the signature page hereto

Re:	Request for Approval of Additional Excluded VIE

Ladies and Gentlemen:

This letter constitutes a formal request for approval by the Required Banks as defined in and pursuant to the Credit Agreement, dated the 2nd day of September, 2010 (as it may be hereafter amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks party thereto (the "Banks") and PNC Bank, National Association, as administrative agent for the Banks (in such capacity, the "Agent"), for the entities identified below to be deemed to be Excluded VIEs effective as of the ____ day of ____________, 201_.  The entity or entities for which approval as Excluded VIE is being requested are as follows:

Legal Name of Entity	Jurisdiction of Formation

If you are in agreement with our request, kindly so indicate by having a duly authorized representative of your institution sign this letter where provided below and send a copy of the same to PNC Bank, National Association, as Administrative Agent under the Credit Agreement.  By your signature below you agree that the signatures to this letter shall be effective notwithstanding that this letter is executed in counterpart and that facsimile signature of any signatory to this letter shall be effective to the same extent as the manual signature of such signatory.

PNC Bank, National Association
________ __, 201_

Sincerely,

Papa John's International, Inc.

By:
Name:
Title:

Acknowledged and accepted
on the ____ day of ____________, 201_.

PNC BANK, NATIONAL ASSOCIATION,
as a Bank and as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Bank and as Syndication Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Bank and as Co-Documentation Agent

By:
Name:
Title:

FIFTH THIRD BANK, as a Bank and as Co-Documentation Agent

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION, as a Bank and as Co-Documentation Agent

By:
Name:
Title:

BRANCH BANKING AND TRUST COMPANY, as a Bank

By:
Name:
Title:

EXHIBIT 1.1(G)(1)

FORM OF
JOINDER AND ASSUMPTION AGREEMENT

This Joinder and Assumption Agreement ("Joinder") is made the ___ day of ________, 201_, by __________________________, a(n) ________________ [limited liability company/limited partnership/general partnership/corporation] (the "New Guarantor").

Background

Reference is made to (i) the Credit Agreement, dated September 2, 2010, as the same may be modified, supplemented or amended from time to time (the "Agreement") by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors as defined therein, RSC Insurance Services Ltd., a Bermuda company, the Banks party to the Agreement and PNC Bank, National Association, in its capacity as Administrative Agent for the Banks (the "Agent"), (ii) the Form of Guaranty and Suretyship Agreement referred to in the Agreement and attached thereto as Exhibit 1.1(G)(2), as the same may be modified, supplemented or amended (the "Guaranty"), and (iii) the other Loan Documents referred to in the Agreement, as the same may be modified, supplemented or amended.

Agreement

Capitalized terms defined in the Agreement are used herein as defined therein.  In consideration of the New Guarantor becoming a Guarantor under the terms of the Agreement and in consideration of the value of the synergistic benefits received by New Guarantor as a result of becoming affiliated with Borrower and the Guarantors, the New Guarantor hereby agrees that effective as of the date hereof, it hereby is, and shall be deemed to be, a Guarantor under the Agreement, the Guaranty and each of the other Loan Documents to which the Guarantors are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Bank shall remain outstanding and until the payment in full of the Loans and the Notes and the performance of all other obligations of the Borrower under the Loan Documents, the New Guarantor has assumed the obligations of a Guarantor under, and the New Guarantor shall perform, comply with and be subject to and bound by, jointly and severally, with each of the other Guarantors, each of the terms, provisions and waivers of the Agreement, the Guaranty, the Intercompany Subordination Agreement and each of the other Loan Documents which are stated to apply to or are made by a Guarantor.  Without limiting the generality of the foregoing, the New Guarantor hereby represents and warrants that (i) each of the representations and warranties with respect to the Guarantors set forth in Article 5 of the Agreement is true and correct as to the New Guarantor on and as of the date hereof as if made on and as of the date hereof by the New Guarantor (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects on and as of the specific date or times referred to in said representations and warranties) and (ii) the New Guarantor has heretofore received a true and correct copy of the Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

The New Guarantor hereby makes, affirms, and ratifies in favor of the Banks and the Agent the Agreement, the Guaranty, the Intercompany Subordination Agreement and each of the other Loan Documents given by the Guarantors to the Agent and any of the Banks.

The New Guarantor is simultaneously delivering to the Agent the following documents together with this Joinder required under Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] and Section 10.18 [Joinder of Guarantors] of the Agreement.

Document	Delivered	Not Delivered

Opinion of Counsel (mandatory)	☐	☐

Officer's Certificate (mandatory)	☐	☐

Secretary's Certificate (mandatory)	☐	☐

Schedule No. and Description	Delivered	Not Delivered

Schedule 1.1(P)(1) Permitted Investments (if applicable)	☐	☐

Schedule 1.1(P)(2) Permitted Liens (if applicable)	☐	☐

Schedule 5.1.1 Qualifications to do Business (mandatory)	☐	☐

Schedule 5.1.2 Capitalization and Ownership (mandatory)	☐	☐

Schedule 5.1.3 Subsidiaries (mandatory)	☐	☐

Schedule 5.1.7 Litigation (mandatory)	☐	☐

Schedule 5.1.16 Insurance Policies (if applicable)	☐	☐

Schedule 5.1.20 Employee Benefit Plan Disclosures (if applicable)	☐	☐

Schedule 5.1.22 Environmental Disclosures (if applicable)	☐	☐

Schedule 7.2.1 Permitted Indebtedness (if applicable)	☐	☐

Schedule 7.2.3 Existing Guaranties (if applicable)	☐	☐

[Note:  updates to schedules do not cure any breach of warranties unless expressly agreed in accordance with the terms of the Agreement.]

In furtherance of the foregoing, the New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Agent to carry out more effectively the provisions and purposes of this Joinder and the other Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the New Guarantor has duly executed this Joinder and delivered the same to the Agent for the benefit of the Banks, on the date and year first above written.

[NEW GUARANTOR]

By:
Title:

Notice Address:

Telephone No.:
Telecopier No.:
Attn:
Email address:

Acknowledged and accepted:
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:

ACKNOWLEDGMENT

STATE/COMMONWEALTH OF ___________	)
	)	SS:
COUNTY OF _________________	)

[On this, the _____ day of ____________, ____, before me, a Notary Public, the undersigned officer, personally appeared ________________, who acknowledged himself/herself to be the ______________ of __________________________, a _____________________ (the "Company"), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Company as such officer.]

[On this, the _____ day of ____________, ____, before me, a Notary Public, the undersigned officer, personally appeared _______________, an individual, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same for the purposes therein contained.]

[On this, the ____ day of _________, ____, before me, a Notary Public, personally appeared ____________ who acknowledged himself/herself to be the ________________ of _________________, a ____________ (the "General Partner"), the general partner of __________, a ___________________ (the "Partnership"), and that he/she, as such officer of the General Partner, executed the foregoing instrument for the purposes therein contained by signing his/her name on behalf of the Partnership.]

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

EXHIBIT 1.1(G)(2)

FORM OF
GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a "Bank" and collectively, the "Banks") pursuant to that certain Credit Agreement, dated the 2nd day of September, 2010, by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors (as defined in the Credit Agreement), RSC Insurance Services Ltd., a Bermuda company ("RSC"), the Banks, and PNC Bank, as Administrative Agent for the Banks (in such capacity, the "Agent") (as amended, modified or supplemented from time to time, the "Credit Agreement"), intending to be legally bound hereby, and to induce the Banks to maintain or extend credit to the Borrower and RSC (the Borrower and RSC are each a "Debtor" and collectively, the "Debtors"), each of the undersigned parties (individually, a "Guarantor" and collectively, the "Guarantors"), this 2nd day of September, 2010, hereby jointly and severally with each of the other Guarantors (as defined in the Credit Agreement):

1.           Become absolute and unconditional guarantors and sureties as though they were a primary obligor to the Agent and the Banks, their respective successors, endorsees and assigns, for (i) the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all Reimbursement Obligations (as defined in the Credit Agreement) and all Obligations (as defined in the Credit Agreement) including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any reasonable costs of legal expenses) incurred by the Agent or any Bank in enforcing any rights with regard to or collecting against the Guarantors under this Guaranty and Suretyship Agreement ("Agreement") and (ii) the due and punctual performance of and/or compliance with all of the terms, conditions and covenants contained in each of the Credit Agreement, the Notes (as defined in the Credit Agreement) and the other Loan Documents (as defined in the Credit Agreement) to be performed or complied with by the Debtors and the accuracy of the Debtors' representations and warranties contained in each of the Loan Documents (hereinafter collectively referred to as the "Debtor Liabilities"), whether or not such Debtor Liabilities or any portion thereof shall hereafter be released or discharged or is for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement);

2.           Assent to all agreements made or to be made between the Agent or any Bank and any other Person(s) liable, either absolutely or contingently, on any of the Debtor Liabilities, including any and all such agreements made by the Debtors and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an "Obligor"), and further agrees that the Guarantors' liability hereunder shall not be reduced or diminished by such agreements in any way;

3.           Consent and agree that their obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the Debtor Liabilities or any other liabilities among any Debtor, the Agent and the Banks;

4.           Consent that the Agent and the Banks may, at their option, without in any way affecting the Guarantors' liability hereunder:  (i) exchange, surrender or release any or all collateral security of any endorsement, guaranty or surety held by the Agent or the Banks for any of the Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the Debtor Liabilities; and (iii) waive or fail to perfect the Agent's and the Banks' rights or remedies against any Debtor or the collateral security for any of the Debtor Liabilities; and

5.           Warrant that the address specified on the signature page hereof, immediately below each Guarantor's name, is such Guarantor's true and correct address, and agrees to notify the Agent, in the manner hereinafter specified, within three (3) days after any change in such Guarantor's address.

CONTINUING GUARANTORS.  This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of the Debtors), all Debtor Liabilities and all other amounts payable under the Loan Documents have been paid and performed in full, and all Commitments have terminated.  Without limiting the generality of the foregoing, the Guarantors hereby irrevocably waive any right to terminate or revoke this Agreement.

EXTENT OF GUARANTOR'S LIABILITY.  This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities, including, but not limited to, the Indebtedness evidenced by the Notes; provided, however that the Guarantors' liability hereunder shall be limited as set forth below.  The obligations of the Guarantors under this Agreement, when construed collectively with the obligations of (i) the Borrower under that certain Borrower/RSC Guaranty and Suretyship Agreement, dated of even date herewith, made by the Borrower for the benefit of the Agent and the Banks, and (ii) any other Person that becomes a Guarantor in accordance with the terms of the Credit Agreement, are intended to be the joint and several obligations of the Guarantors, the Borrower and such other Persons that become Guarantors under the Credit Agreement, and this Agreement, when construed in connection with such other Guaranty and Suretyship Agreements, is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities.

Subject to the remainder of this paragraph, but otherwise notwithstanding anything to the contrary contained in this Agreement, the maximum liability of each Guarantor under this Agreement shall not exceed the sum of (i) that portion of the Debtor Liabilities, the proceeds of which are used by the Debtors to make Valuable Transfers (as hereinafter defined) to such Guarantor, plus (ii) ninety-five percent (95%) of the Adjusted Net Worth (as hereinafter defined), but only to the extent that Adjusted Net Worth is a positive number, of such Guarantor at the date of this Agreement.  For purposes of this paragraph:

"Adjusted Net Worth" shall mean, as of any date of determination thereof, the excess of (i) the amount of the fair saleable value of the assets of such Guarantor as of the date of such determination, determined in accordance with applicable federal and state laws governing determinations of insolvency of debtors, over (ii) the amount of all liabilities of such Guarantor, contingent or otherwise, as of the date of such determination, determined on the basis provided in the preceding clause (i), in all events prior to giving effect to Valuable Transfers.

"Valuable Transfers" shall mean the Dollar Equivalent amount of the following:  (a) all loans, advances, other credit accommodations, or capital contributions made to such Guarantor with proceeds of the Loans, (b) Letters of Credit Outstanding with respect to the Letters of Credit issued to support the obligations or Indebtedness of such Guarantor, (c) all debt securities or other obligations or Indebtedness of such Guarantor acquired from such Guarantor or retired, redeemed, purchased or acquired by such Guarantor with proceeds of any Loans or of any Letters of Credit issued to support the obligations or Indebtedness of such Guarantor, (d) all equity securities of such Guarantor acquired from such Guarantor with the proceeds of any Loans or of any drawings on Letters of Credit issued to support the obligations of such Guarantor, (e) the fair market value of all property acquired with proceeds of the Loans or of any drawings on Letters of Credit issued to support the obligations or Indebtedness of such Guarantor and transferred to such Guarantor, (f) the interest on and the fees in respect of the Loans, the proceeds of which are used to make such a Valuable Transfer, and (g) the value of any quantifiable economic benefits not included in clauses (a) through (f) above, but includable in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, accruing to such Guarantor as a result of the Loans or the Letters of Credit Outstanding.

The Guarantors agree that the Debtor Liabilities may at any time and from time to time exceed the maximum liability of the Guarantors hereunder without impairing this Agreement or affecting the rights and remedies of the Agent and the Banks hereunder.  No payment or payments made by the Debtors or any other Person or received or collected by the Agent or any Bank from the Debtors, the Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Debtor Liabilities shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors under this Agreement, and the Guarantors shall, notwithstanding any such payment or payments (other than payments made to the Agent or any Bank by the Guarantors or payments received or collected by the Agent or any Bank from the Guarantors), remain liable for the Debtor Liabilities up to the maximum liability amount of the Guarantors set forth in this paragraph until the Debtor Liabilities are indefeasibly paid in full in cash, the Commitments are terminated according to the terms of the Credit Agreement and all Letters of Credit have either expired or have been cancelled and all Bank-Provided Hedges have either expired or have been canceled; provided, however, that, anything herein to the contrary notwithstanding, in no event shall the Guarantors' liability under this paragraph exceed the maximum amount that, after giving effect to the incurring of the obligations hereunder and to any rights to contribution of the Guarantors from the Debtors and other Affiliates of the Debtors, would not render the Agent's and the Banks' right to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law; and further provided that if a greater amount of the Debtor Liabilities than the maximum liability set forth in this paragraph could be repaid by the Guarantors as a result of an increase in any Guarantor's Adjusted Net Worth subsequent to the date of this Agreement, without rendering the Agent's and the Banks' right to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law, then the amount of such Guarantor's maximum liability calculated in the first sentence of this paragraph shall be calculated based upon such Guarantor's Adjusted Net Worth on such later date, rather than the date of execution of this Agreement.

UNCONDITIONAL LIABILITY.  The Guarantors' liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of:  (i) any failure of the Agent or any Bank to obtain, retain, preserve, perfect or enforce any rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Agent and the Banks may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any Debtor Liabilities.

RIGHT OF SET-OFF.  If any liability of any Guarantor hereunder is not paid to the Agent when due, the Agent and the Banks may forthwith, at any time and from time to time without notice to any Guarantor, any right to such notice being hereby expressly waived by each Guarantor: set-off, appropriate and apply against the liabilities of the Guarantors hereunder (i) any and all deposits (general or special, time or demand, provisional or final, excluding, however, trust accounts for Benefit Arrangements), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by the Agent or any Bank, not to exceed the amount then due, as the Agent or such Bank may elect, whether or not the Agent or such Bank shall have made any demand for payment and (ii) any and all moneys owed by the Agent or any Bank to any Guarantor in any capacity, whether or not then due, and whether provisionally or finally credited upon the Agent's and the Banks' books and records.

WAIVER.  The Guarantors hereby waive all notice with respect to the present existence or future incurrence of any Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof.  The Guarantors hereby consent to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Guarantors will remain fully liable hereunder notwithstanding any or all of the foregoing.  The granting of an express written release of any Guarantor's liability hereunder or any other Obligor's liability shall be effective only with respect to the liability hereunder of such Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of such Guarantor or any Obligor not so expressly released.  The dissolution of any Guarantor, or any other Obligor, shall in no way affect the liability hereunder or that of any other Obligor.  The Guarantors hereby expressly waive:  (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of the Debtors, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, the Guarantors with respect to their obligations hereunder.

No payment by any Guarantor shall entitle any other Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any to the rights of the Agent and the Banks, including rights to any payment made on account of the Debtor Liabilities, regardless of the source of such payment until all of the Debtors' obligations to the Agent and the Banks under the Loan Documents are satisfied in full and are not subject to any right of disgorgement.  The Guarantors hereby waive any benefit of and any right to participate in any collateral security now or hereafter held by the Agent and the Banks or any failure or refusal by the Agent and the Banks to perfect an interest in any collateral security.

BANKRUPTCY OF A DEBTOR.  Neither the Guarantors' obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by any Debtor's bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of any Debtor, any Person assuming the obligations of any Debtor under the Credit Agreement or any of the other Loan Documents or any Debtor's estate in bankruptcy or (ii) any remedy for the enforcement of the Debtor Liabilities, either of which result from the operation of any present or further provision of any bankruptcy act, Law or equitable cause or from the decision of any court.  The Guarantors agree that to the extent that a Debtor or any other Obligor makes a payment or payments to the Agent or any Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PAYMENT OF COSTS.  In addition to all other liabilities of the Guarantors hereunder, the Guarantors also agree to pay to the Agent on demand all reasonable costs and expenses (including reasonable attorneys' fees and legal expenses) which may be incurred in the enforcement or collection of the liabilities of the Guarantors hereunder.

PRIMARY LIABILITY OF THE GUARANTORS.  The Guarantors agree that this Agreement may be enforced by the Agent and the Banks without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Credit Agreement and the other Loan Documents, or any collateral now or hereafter securing the Debtor Liabilities or otherwise, and the Guarantors hereby waive the right to require the Agent and the Banks to proceed against any other Obligor or to require the Agent and the Banks to pursue any other remedy or enforce any other right.  The Guarantors further agree that nothing contained herein shall prevent the Agent and the Banks from suing on the Credit Agreement and the other Loan Documents, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the Debtor Liabilities or from exercising any other rights available under the Credit Agreement and the other Loan Documents, or any other instrument of security if neither the Debtors nor the Guarantors satisfy the Debtor Liabilities thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Guarantors thereunder; it being the purpose and intent of the Guarantors that the obligations of the Guarantors hereunder shall be absolute, independent and unconditional.  Neither the obligations of the Guarantors under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Debtors or by reason of the bankruptcy or insolvency of any Debtor.  If acceleration of the time for payment of any amount payable by each Debtor is stayed upon the insolvency or bankruptcy of such Debtor, amounts otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Agent.  The Guarantors acknowledge that the term "Debtor Liabilities" as used herein includes any payments made by the Debtors to the Agent or the Banks and subsequently recovered by the Debtors or a trustee for any Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE GUARANTORS' LIABILITIES.  Upon the occurrence of any of the following events, all of the Debtor Liabilities, at the Agent's and the Banks' option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Guarantors hereunder, whether or not the Agent and the Banks have any such rights against any other Obligor, and whether or not the Agent and the Banks elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor:  (1) the failure of any Guarantor to perform any covenant or obligation hereunder; (2) the occurrence of an Event of Default under the Credit Agreement; (3) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of any Guarantor; (4) any information or signature heretofore or hereafter furnished to the Agent or any Bank by any Guarantor, or delivered to the Agent or any Bank by an Obligor in connection with any of the Debtor Liabilities, is materially false or incorrect at the time when made; or (5) the failure of any Guarantor or any Obligor to furnish the Agent and the Banks such financial and other information as required by the Loan Documents.

RIGHTS OF THE GUARANTORS.  All rights and remedies of the Guarantors against the Debtors or any property of the Debtors or any collateral security for any of the Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Agent and the Banks of all Debtor Liabilities and to the priority of the Agent and the Banks in any property of the Debtors and any collateral security for any of the Debtor Liabilities.  Any amount which may have been paid to the Guarantors on account of any Indebtedness of the Debtors to the Guarantors, or on account of any subrogation or other rights of the Guarantors against the Debtors, when all of the Debtor Liabilities shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE AGENT AND THE BANKS BY THE GUARANTORS.  Any notice to the Agent or the Banks by the Guarantors pursuant to the provisions hereof shall be given as provided in the Credit Agreement and such notice shall be effective as provided in the Credit Agreement.

Notice by the Guarantors shall not, in any way, reduce, diminish or release the liability of any other Obligor.  In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding the Debtors or any other Person, all rights granted to the Agent and the Banks in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

COUNTERPARTS.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

MISCELLANEOUS.  This Agreement shall be binding upon the Guarantors and the Guarantors' successors and assigns, and shall inure to the benefit of the Agent and the Banks, their respective endorsers, successors and assigns forever.  If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.  All matters arising hereunder shall be governed by the Laws of the State of New York without regard to the conflicts of laws thereof, and the parties hereto agree to the jurisdiction and venue of the Supreme Court of New York County and the United States District Court for the Southern District of New York with respect to any suit arising in connection herewith.

WAIVER OF TRIAL BY JURY.  THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THEY WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Guarantors, intending to be legally bound, have executed and delivered this Agreement on the day and year first above written.

WITNESS:	PAPA JOHN'S USA, INC.

By:
Name:
Title:

Address:

WITNESS:	PREFERRED MARKETING SOLUTIONS, INC.

By:
Name:
Title:

Address:

WITNESS:	CAPITAL DELIVERY, LTD.

By:
Name:
Title:

Address:

WITNESS:	RISK SERVICES CORP.

By:
Name:
Title:

Address:

WITNESS:	PJ FOOD SERVICE, INC.

By:
Name:
Title:

Address:

WITNESS:	TRANS PAPA LOGISTICS, INC.

By:
Name:
Title:

Address:

EXHIBIT 1.1(G)(3)

FORM OF
BORROWER/RSC GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a "Bank" and collectively, the "Banks") pursuant to that certain Credit Agreement, dated the 2nd day of September, 2010, by and among Papa John's International, Inc., a Delaware corporation, as Borrower, the Guarantors (as defined in the Credit Agreement), RSC Insurance Services Ltd., a Bermuda company ("RSC"), the Banks and PNC Bank, as Administrative Agent for the Banks (in such capacity, the "Agent") (as amended, modified or supplemented from time to time, the "Credit Agreement"), intending to be legally bound hereby, and to induce the Banks to issue letters of credit for the account of RSC (the "Debtor"), Papa John's International, Inc. a Delaware corporation (the "Borrower/RSC Guarantor"), this 2nd day of September, 2010, hereby jointly and severally with each of the Guarantors (as defined in the Credit Agreement):

1.           Becomes an absolute and unconditional guarantor and surety as though it were a primary obligor to the Agent and the Banks, their respective successors, endorsees and assigns, for (i) the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all Reimbursement Obligations (as defined in the Credit Agreement) of the Debtor and all other Obligations (as defined in the Credit Agreement) of the Debtor including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any reasonable costs of legal expenses) incurred by the Agent or any Bank in enforcing any rights with regard to or collecting against the Borrower/RSC Guarantor under this Guaranty and Suretyship Agreement ("Agreement") and (ii) the due and punctual performance of and/or compliance with all of the terms, conditions and covenants contained in the Credit Agreement to be performed or complied with by the Debtor and the accuracy of the Debtor's representations and warranties contained in each of the Loan Documents (hereinafter collectively referred to as the "Debtor Liabilities"), whether or not such Debtor Liabilities or any portion thereof shall hereafter be released or discharged or is for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement);

2.           Assents to all agreements made or to be made between the Agent or any Bank and any other Person(s) liable, either absolutely or contingently, on any of the Debtor Liabilities, including any and all such agreements made by the Debtor and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an "Obligor"), and further agrees that the Borrower/RSC Guarantor's liability hereunder shall not be reduced or diminished by such agreements in any way;

3.           Consents and agrees that its obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the Debtor Liabilities or any other liabilities among the Debtor, the Agent and the Banks;

4.           Consents that the Agent and the Banks may, at their option, without in any way affecting the Borrower/RSC Guarantor's liability hereunder:  (i) exchange, surrender or release any or all collateral security of any endorsement, guaranty or surety held by the Agent or the Banks for any of the Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the Debtor Liabilities; and (iii) waive or fail to perfect the Agent's and the Banks' rights or remedies against the Debtor or the collateral security for any of the Debtor Liabilities; and

5.           Warrants that the address specified on the signature page hereof, immediately below the Borrower/RSC Guarantor's name, is the Borrower/RSC Guarantor's true and correct address, and agrees to notify the Agent, in the manner hereinafter specified, within three (3) days after any change in the Borrower/RSC Guarantor's address.

CONTINUING GUARANTOR.  This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of the Debtor), all Debtor Liabilities and all other amounts payable under the Credit Agreement have been paid and performed in full, and all Commitments thereunder have terminated.  Without limiting the generality of the foregoing, the Borrower/RSC Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

EXTENT OF THE BORROWER/RSC GUARANTOR'S LIABILITY.  This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities.  The Agent may apply any payment received on account of the Debtor Liabilities in such order as the Banks, in their sole discretion, may elect.  The obligations of the Borrower/RSC Guarantor under this Agreement, when construed collectively with the obligations of (i) the Guarantors under that certain Guaranty and Suretyship Agreement, dated of even date herewith, and made by the Guarantors for the benefit of the Agent and the Banks, and (ii) any other Person that becomes a Guarantor in accordance with the terms of the Credit Agreement, are intended to be the joint and several obligations of the Borrower/RSC Guarantor, the Guarantors and such other Persons that become Guarantors under the Credit Agreement, and this Agreement, when construed in connection with such other Guaranty and Suretyship Agreements, is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities.

UNCONDITIONAL LIABILITY.  The Borrower/RSC Guarantor's liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of:  (i) any failure of the Agent or any Bank to obtain, retain, preserve, perfect or enforce any rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Agent and the Banks may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any Debtor Liabilities.

RIGHT OF SET-OFF.  If any liability of the Borrower/RSC Guarantor hereunder is not paid to the Agent when due, the Agent and the Banks may forthwith, at any time and from time to time without notice to the Borrower/RSC Guarantor, any right to such notice being hereby expressly waived by the Borrower/RSC Guarantor: set-off, appropriate and apply against the liabilities of the Borrower/RSC Guarantor hereunder (i) any and all deposits (general or special, time or demand, provisional or final, excluding, however, trust accounts for Benefit Arrangements), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by the Agent or any Bank, not to exceed the amount then due, as the Agent or such Bank may elect, whether or not the Agent or such Bank shall have made any demand for payment and (ii) any and all moneys owed by the Agent or any Bank to the Borrower/RSC Guarantor in any capacity, whether or not then due, and whether provisionally or finally credited upon the Agent's and the Banks' books and records.

WAIVER.  The Borrower/RSC Guarantor hereby waives all notice with respect to the present existence or future incurrence of any Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof.  The Borrower/RSC Guarantor hereby consents to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Borrower/RSC Guarantor will remain fully liable hereunder notwithstanding any or all of the foregoing.  The granting of an express written release of the Borrower/RSC Guarantor's liability hereunder or any other Obligor's liability shall be effective only with respect to the liability hereunder of the Borrower/RSC Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of the Borrower/RSC Guarantor or any Obligor not so expressly released.  The dissolution of the Borrower/RSC Guarantor, or any other Obligor, shall in no way affect the liability hereunder or that of any other Obligor.  The Borrower/RSC Guarantor hereby expressly waives:  (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of the Debtor, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, the Borrower/RSC Guarantor with respect to its obligations hereunder.

No payment by the Borrower/RSC Guarantor shall entitle any other Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any of the rights of the Agent and the Banks, including rights to any payment made on account of the Debtor Liabilities, regardless of the source of such payment until all of the Debtor's obligations to the Agent and the Banks under the Credit Agreement are satisfied in full and are not subject to any right of disgorgement.  The Borrower/RSC Guarantor hereby waives any benefit of and any right to participate in any collateral security now or hereafter held by the Agent and the Banks or any failure or refusal by the Agent and the Banks to perfect an interest in any collateral security.

BANKRUPTCY OF THE DEBTOR.  Neither the Borrower/RSC Guarantor's obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by the Debtor's bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of the Debtor, any Person assuming the obligations of the Debtor under the Credit Agreement or the Debtor's estate in bankruptcy or (ii) any remedy for the enforcement of the Debtor Liabilities, either of which result from the operation of any present or further provision of any bankruptcy act, Law or equitable cause or from the decision of any court.  The Borrower/RSC Guarantor agrees that to the extent that the Debtor or any other Obligor makes a payment or payments to the Agent or any Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PAYMENT OF COSTS.  In addition to all other liabilities of the Borrower/RSC Guarantor hereunder, the Borrower/RSC Guarantor also agrees to pay to the Agent on demand all reasonable costs and expenses (including reasonable attorneys' fees and legal expenses) which may be incurred in the enforcement or collection of the liabilities of the Borrower/RSC Guarantor hereunder.

PRIMARY LIABILITY OF THE BORROWER/RSC GUARANTOR.  The Borrower/RSC Guarantor agrees that this Agreement may be enforced by the Agent and the Banks without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Credit Agreement, or any collateral now or hereafter securing the Debtor Liabilities or otherwise, and the Borrower/RSC Guarantor hereby waives the right to require the Agent and the Banks to proceed against any other Obligor or to require the Agent and the Banks to pursue any other remedy or enforce any other right.  The Borrower/RSC Guarantor further agrees that nothing contained herein shall prevent the Agent and the Banks from suing on the Credit Agreement, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the Debtor Liabilities or from exercising any other rights available under the Credit Agreement, or any other instrument of security if neither the Debtor nor the Borrower/RSC Guarantor satisfy the Debtor Liabilities thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Borrower/RSC Guarantor thereunder; it being the purpose and intent of the Borrower/RSC Guarantor that the obligations of the Borrower/RSC Guarantor hereunder shall be absolute, independent and unconditional.  Neither the obligations of the Borrower/RSC Guarantor under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Debtor or by reason of the bankruptcy or insolvency of the Debtor.  If acceleration of the time for payment of any amount payable by the Debtor is stayed upon the insolvency or bankruptcy of the Debtor, amounts otherwise subject to acceleration under the terms of the Credit Agreement including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Borrower/RSC Guarantor hereunder forthwith on demand by the Agent.  The Borrower/RSC Guarantor acknowledges that the term "Debtor Liabilities" as used herein includes any payments made by the Debtor to the Agent or the Banks and subsequently recovered by the Debtor or a trustee for the Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE BORROWER/RSC GUARANTOR'S LIABILITIES.  Upon the occurrence of any of the following events, all of the Debtor Liabilities, at the Agent's and the Banks' option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Borrower/RSC Guarantor hereunder, whether or not the Agent and the Banks have any such rights against any other Obligor, and whether or not the Agent and the Banks elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor:  (1) the failure of the Borrower/RSC Guarantor to perform any covenant or obligation hereunder; (2) the occurrence of an Event of Default under the Credit Agreement; (3) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of any Guarantor; (4) any information or signature heretofore or hereafter furnished to the Agent or any Bank by the Borrower/RSC Guarantor, or delivered to the Agent or any Bank by an Obligor in connection with any of the Debtor Liabilities, is materially false or incorrect at the time when made; or (5) the failure of the Borrower/RSC Guarantor or any Obligor to furnish the Agent and the Banks such financial and other information as required by the Loan Documents.

RIGHTS OF THE BORROWER/RSC GUARANTOR.  All rights and remedies of the Borrower/RSC Guarantor against the Debtor or any property of the Debtor or any collateral security for any of the Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Agent and the Banks of all Debtor Liabilities and to the priority of the Agent and the Banks in any property of the Debtor and any collateral security for any of the Debtor Liabilities.  Any amount which may have been paid to the Borrower/RSC Guarantor on account of any Indebtedness of the Debtor to the Borrower/RSC Guarantor, or on account of any subrogation or other rights of the Borrower/RSC Guarantor against the Debtor, when all of the Debtor Liabilities shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE AGENT AND THE BANKS BY THE BORROWER/RSC GUARANTOR.  Any notice to the Agent or the Banks by the Borrower/RSC Guarantor pursuant to the provisions hereof shall be given as provided in the Credit Agreement and such notice shall be effective as provided in the Credit Agreement.

Notice by the Borrower/RSC Guarantor shall not, in any way, reduce, diminish or release the liability of any other Obligor.  In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding the Debtor or any other Person, all rights granted to the Agent and the Banks in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

MISCELLANEOUS.  This Agreement shall be binding upon the Borrower/RSC Guarantor and the Borrower/RSC Guarantor's successors and assigns and shall inure to the benefit of the Agent and the Banks, their respective endorsers, successors and assigns forever.  If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.  All matters arising hereunder shall be governed by the Laws of the State of New York without regard to the conflicts of laws thereof, and the parties hereto agree to the jurisdiction and venue of the Supreme Court of New York County and the United States District Court for the Southern District of New York with respect to any suit arising in connection herewith.

WAIVER OF TRIAL BY JURY.  THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND IT WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed and delivered this Agreement on the day and year first above written.

WITNESS:	Papa John's International, Inc.

	By:	(SEAL)
Name:
Title:

Address:

EXHIBIT 1.1(I)

FORM OF
INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (the "Agreement") is dated the 2nd day of September, 2010 and is made by and among the entities listed on the signature page hereto (or subsequently joining this Agreement) (each being individually referred to herein as a "Company" and collectively as the "Companies").

WITNESSETH THAT:

WHEREAS, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement, dated the 2nd day of September, 2010 (as it may be hereafter amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks party thereto (the "Banks") and PNC Bank, National Association, as administrative agent (the "Agent") for the Banks; and

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Banks intend to make Loans to the Borrower; and

WHEREAS, the Companies are or may become indebted to each other (the Indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the "Intercompany Indebtedness"); and

WHEREAS, the obligations of the Banks to maintain the Commitments and make Loans to the Borrower from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Indebtedness and all other Obligations of the Borrower or any other Company to the Agent or the Banks or any Affiliate of any Bank pursuant to the Credit Agreement or the other Loan Documents (collectively, the "Senior Debt") in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.           Intercompany Indebtedness Subordinated to Senior Debt.  The recitals set forth above are hereby incorporated by reference.  All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Senior Debt pursuant to the provisions contained herein.

2.           Payment Over of Proceeds Upon Dissolution, Etc.  Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a "Distributing Company"), then and in any such event, the Agent shall be entitled to receive, for the benefit of the Agent and the Banks as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

If, notwithstanding the foregoing provisions of this Section, a Company which is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Agent and the Banks as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

3.           No Commencement of Any Proceeding.  Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Banks and the Agent in commencing any proceeding referred to in the first paragraph of Section 2 against any other Company which owes it any Intercompany Indebtedness.

4.           Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness.  If any portion of the Intercompany Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Agent and the Banks shall be entitled to receive indefeasible payment in full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.

If, notwithstanding the foregoing, any Company shall make any payment of Intercompany Indebtedness prohibited by the foregoing provisions of this Section, such payment shall be paid over and delivered forthwith to the Agent, for the benefit of the Agent and the Banks as their respective interests may appear.

The provisions of this Section shall not apply to any payment with respect to which Section 2 hereof would be applicable.

5.           No Payment When Senior Debt in Default.  If any Event of Default shall have occurred and be continuing, or such an Event of Default or Potential Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Banks shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.

If, notwithstanding the foregoing, any Company shall make any payment of the Intercompany Indebtedness to another Company prohibited by the foregoing provisions of this Section, such payment shall be paid over and delivered forthwith to the Agent, for the benefit of the Agent and the Banks as their respective interests may appear.

The provisions of this Section shall not apply to any payment with respect to which Section 2 hereof would be applicable.

6.           Payment Permitted if No Default.  Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making payments at any time of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

7.           Rights of Subrogation.  Each Company agrees that no payment or distribution to the Agent or the Banks pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly paid in full and the Commitments shall have terminated.

8.           Instruments Evidencing Intercompany Indebtedness.  Each Company shall cause each instrument which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:

"This instrument is subject to the terms of an Intercompany Subordination Agreement dated September __, 2010, in favor of PNC Bank, National Association, as administrative agent for the Banks referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference.  Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement."

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice to the effect of this Agreement.

9.           Agreement Solely to Define Relative Rights.  The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Agent and the Banks, on the other hand.  Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Agent and the Banks, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Agent and the Banks, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Agent and the Banks to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

10.         No Implied Waivers of Subordination.  No right of the Agent or any Bank to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Agent or any Bank, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof the Agent or any Bank may have or be otherwise charged with.  Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, the obligations of the other Companies with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Agent.

Without in any way limiting the generality of the foregoing paragraph, the Agent or any of the Banks may, at any time and from time to time, without the consent of or notice to the Companies except the Borrower to the extent provided in the Credit Agreement, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Agent and the Banks, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other Person.

11.         Additional Subsidiaries.  The Companies covenant and agree that they shall cause any Subsidiaries required to join this Agreement pursuant to or otherwise under the Credit Agreement, to execute a Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Companies or other Subsidiaries hereafter created or acquired to the Senior Debt.

12.         Continuing Force and Effect.  This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and any Commitments under the Credit Agreement remain outstanding, it being contemplated that this Agreement be of a continuing nature.

13.         Modification, Amendments or Waivers.  Any and all agreements amending or changing any provision of this Agreement or the rights of the Agent or the Banks hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Companies hereunder, shall be made only by written agreement, waiver or consent signed by the Agent, acting on behalf of all the Banks, with the written consent of the Required Banks, any such agreement, waiver or consent made with such written consent being effective to bind all the Banks.

14.         Expenses.  The Companies unconditionally and jointly and severally agree upon demand to pay to the Agent and the Banks the amount of any and all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including fees and expenses of counsel, which the Agent or any of the Banks may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Agent or the Banks hereunder, or (c) the failure by the Companies to perform or observe any of the provisions hereof.

15.         Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

16.         Governing Law.  This Agreement shall be a contract under the internal Laws of the State of New York and for all purposes shall be construed in accordance with the internal Laws of the State of New York without giving effect to its principles of conflict of Laws.

17.         Successors and Assigns.  This Agreement shall inure to the benefit of the Agent and the Banks and their respective successors and assigns, as permitted in the Credit Agreement, and the obligations of the Companies shall be binding upon their respective successors and assigns.  The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Banks and any such delegation or transfer without such consent shall be null and void.  Except to the extent otherwise required by the context of this Agreement, the word "Banks" when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Bank under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Bank under the Credit Agreement.

18.         Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

19.         Attorneys-in-Fact.  Each of the Companies hereby authorizes and empowers the Agent, at its election and in the name of either itself, for the benefit of the Agent and the Banks as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Agent may deem advisable to completely protect the Agent's and the Banks' interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable.  Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

20.         Application of Payments.  In the event any payments are received by the Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

21.         Remedies.  In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Agent, on behalf of the Banks, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Agent on behalf of the Banks at law may not fully compensate the Agent on behalf of the Banks for the damages they may suffer in the event of a breach hereof.

22.         Consent to Jurisdiction, Waiver of Jury Trial.  Each of the Companies hereby irrevocably consents to the non-exclusive jurisdiction of the Supreme Court of New York County and the United States District Court for the Southern District of New York, waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Companies at the addresses referred to in Section 23 hereof and service so made shall be deemed to be completed upon actual receipt thereof.  Each of the Companies waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue, AND EACH OF THE COMPANIES WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT TO THE FULL EXTENT PERMITTED BY LAW.

23.         Notices.  All notices, statements, requests and demands and other communications given to or made upon the Companies, the Agent or the Banks in accordance with the provisions of this Agreement shall be given or made as provided in Section 10.6 [Notices] of the Credit Agreement.

[INTENTIONALLY LEFT BLANK]

WITNESS the due execution hereof as of the day and year first above written.

BORROWER:	PAPA JOHN'S INTERNATIONAL, INC.

WITNESS:

By:
Name:
Title:

GUARANTORS:	PAPA JOHN'S USA, INC.

WITNESS:

By:
Name:
Title:

PREFERRED MARKETING SOLUTIONS, INC.

WITNESS:

By:
Name:
Title:

CAPITAL DELIVERY, LTD.

WITNESS:

By:
Name:
Title:

RISK SERVICES CORP.

WITNESS:

By:
Name:
Title:

PJ FOOD SERVICE, INC.

WITNESS:

By:
Name:
Title:

TRANS PAPA LOGISTICS, INC.

WITNESS:

By:
Name:
Title:

EXHIBIT 1.1(R)

FORM OF
REVOLVING CREDIT NOTE

$_________________	Pittsburgh, Pennsylvania
_______ __, 201_

FOR VALUE RECEIVED, the undersigned, Papa John's International, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ___________________________________ ("_________________"), the lesser of (i) the principal sum of ________________________________________ and 00/100 US Dollars (US $_________________.00), or (ii) the Dollar Equivalent amount of the aggregate unpaid principal balance of all Revolving Credit Loans made by __________________ to the Borrower pursuant to Section 2.1.1 of the Credit Agreement dated the 2nd day of September, 2010 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement") by and among the Borrower, the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks party thereto, and PNC Bank, National Association, as administrative agent for the Banks (the "Agent"), payable on the Expiration Date.  All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate per annum specified by the Borrower pursuant to Section 3.1 [Interest Rate Options] of, or as otherwise provided in, the Credit Agreement.

Upon the occurrence of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note at a rate per annum specified by Section 3.3 [Interest After Default] of, or as otherwise provided in, the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable on the dates set forth in Section 4.3 [Interest Payment Dates] of the Credit Agreement and on the Expiration Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Agent located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, in lawful money of the United States of America or the applicable Optional Currency in immediately available funds.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note.

This Revolving Credit Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Agent and the Banks and their respective successors and assigns.  All references herein to the "Borrower", "Agent" and the "Banks" shall be deemed to apply to the Borrower, the Agent and the Banks, respectively, and their respective successors and assigns.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal Laws of the State of New York without giving effect to its conflicts of law principles.

___________________ may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Revolving Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or enforcement thereof shall release ______________ from its obligations under any of the Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

WITNESS:	Papa John's International, Inc.

	By:	(Seal)
Name:
Title:

EXHIBIT 1.1(S)

FORM OF
SWING NOTE

$15,000,000.00	Pittsburgh, Pennsylvania
September 2, 2010

FOR VALUE RECEIVED, the undersigned, Papa John's International, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of PNC Bank, National Association ("PNC") the lesser of (i) the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Bank to the Borrower pursuant to Section 2.1.2 [Swing Loans] of the Credit Agreement dated of even date herewith (as may be amended, restated, modified or supplemented from time to time, the "Credit Agreement"), by and among the Borrower, the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks party thereto and PNC Bank, National Association, as administrative agent for the Banks (the "Agent").  All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate per annum specified by the Borrower pursuant to Section 3.1 [Interest Rate Options] of, or as otherwise provided in, the Credit Agreement.

Upon the occurrence of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Note at a rate per annum specified by Section 3.3 [Interest After Default] of, or as otherwise provided in, the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Swing Note will be payable on the dates set forth in Section 4.3 [Interest Payment Dates] of the Credit Agreement and on the Expiration Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Agent located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, in lawful money of the United States of America in immediately available funds.

This Swing Note is the Swing Note referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Note.

This Swing Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Agent and the Banks and their respective successors and assigns.  All references herein to the "Borrower", "Agent" and the "Banks" shall be deemed to apply to the Borrower, the Agent and the Banks, respectively, and their respective successors and assigns.

This Swing Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York without giving effect to its conflicts of law principles.

PNC may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Swing Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or enforcement thereof shall release PNC from its obligations under any of the Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Swing Note by its duly authorized officer with the intention that it constitutes a sealed instrument.

WITNESS:	Papa John's International, Inc.

	By:	(Seal)
Name:
Title:

EXHIBIT 2.4.1

FORM OF
REVOLVING CREDIT LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Telephone No.:  (412) 762-6442
Telecopier No.:  (412) 762-8672
Attention:  Agency Services

FROM:	Papa John's International, Inc., a Delaware corporation (the "Borrower")

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the "Agreement"), dated the ___day of September, 2010, by and among the Borrower, the Guarantors (as defined in the Credit Agreement) party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks (as defined in the Credit Agreement) party thereto and PNC Bank, National Association, as administrative agent for the Banks (in such capacity, the "Agent").

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.
Pursuant to Section 2.4.1 [Revolving Credit Loan Requests] and 3.2 [Interest Periods] of the Agreement, the undersigned Borrower irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	New Revolving Credit Loans OR

☐	Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan, originally made on _______________ OR

☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________ to a Loan to which the Euro-Rate Option applies, OR

☐	Conversion of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on _____________ to a Loan to which the Base Rate Option applies, OR

☐	New Revolving Credit Loans in an Optional Currency, OR

☐	Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan in an Optional Currency, originally made on _______________, OR

☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________ to a Loan in an Optional Currency to which the Euro-Rate Option applies, OR

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐
Under the Base Rate Option.  Such Loan shall have a Borrowing Date of ___________________ (which date shall be (i) one (1) Business Day subsequent to the Business Day of receipt by the Agent by 10:00 a.m. Pittsburgh time of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Euro-Rate Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies), OR

(ii)	☐
Under the Euro-Rate Option.  Such Loan shall have a Borrowing Date of ________________ (which date shall be (a) three (3) Business Days subsequent to the Business Day of receipt by the Agent by 10:00 a.m. Pittsburgh time of this Loan Request for making a new Revolving Credit Loan in Dollars to which the Euro-Rate Option applies, renewing a Loan in Dollars to which the Euro-Rate Option applies, or converting a Loan in Dollars to which the Base Rate Option applies to a Loan in Dollars to which the Euro-Rate Option applies, or (b) four (4) Business Days subsequent to the Business Day of receipt by the Agent by 10:00 a.m., Pittsburgh time, of this Loan Request for making a new Revolving Credit Loan in an Optional Currency or renewing a Revolving Credit Loan in an Optional Currency).

2.
Such Loan is in the principal amount of $____________________ or the principal amount to be renewed or converted in $____________________ [(a) for each Borrowing Tranche to which the Euro-Rate Option applies, not to be less than One Million and 00/100 Dollars ($1,000,000.00) and in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00) if in excess of One Million and 00/100 Dollars ($1,000,000.00); and (b) for each Borrowing Tranche to which the Base Rate Option applies, not to be less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the maximum amount available and in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)].

3.
[This paragraph A.3 applies if the Borrower is selecting a Revolving Credit Loan in an Optional Currency]:  Such Revolving Credit Loan shall be made in the following Optional Currency:  ______________________________.

4.	[This paragraph A.4 applies if the Borrower is selecting the Euro-Rate Option]: Such Loans shall have an Interest Period of one (1), two (2), three (3) or six (6) Months.[1]

B.
As of the date hereof and the date of making of the above-requested Loans (and after giving effect thereto):  the Loan Parties have performed and complied in all material respects with all covenants and conditions of the Agreement; all of Loan Parties' representations and warranties therein are true and correct in all material respects (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct in all material respects on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of any Revolving Credit Loan shall not cause the aggregate Dollar Equivalent amount of Revolving Credit Loans outstanding plus Swing Loans plus the Dollar Equivalent amount of Letters of Credit Outstanding to exceed the aggregate Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐     Funds to be deposited into PNC bank account per our current standing instructions.  Complete amount of deposit if not full loan advance amount:  $______________, OR

☐     Funds to be wired per the following wire instructions:

Amount of Wire Transfer :  $
Bank Name:
ABA:
Account Number:
Account Name:
Reference: _______________________________________________ , OR

☐	Funds to be wired per the attached Funds Flow (multiple wire transfers)

[INTENTIONALLY LEFT BLANK]

1 Borrower may request a different period that is twelve (12) Months or less, subject to the consent of all Banks.

The undersigned certifies to the Agent and the Banks as to the accuracy of the foregoing.

Papa John's International, Inc.

Date:  _____________________, 201__                                    By: _______________________________(Seal)

Name:

Title:

EXHIBIT 2.4.2

FORM OF
SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 762-6442
Telecopier No.: (412) 762-8672
Attention: Agency Services

FROM:	Papa John's International, Inc., a Delaware corporation (the "Borrower")

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the "Agreement"), dated the ___ day of September, 2010, by and among the Borrower, the Guarantors (as defined in the Credit Agreement) party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks (as defined in the Credit Agreement) party thereto and PNC Bank, National Association, as administrative agent for the Banks (in such capacity, the "Agent").

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section 2.4.2 [Swing Loan Requests] of the Agreement, the undersigned Borrower irrevocably requests:

1.
New Swing Loans.  Such Loan shall have a Borrowing Date of ___________________ (which date shall be the Business Day of receipt by the Agent by 10:00 a.m. Pittsburgh time of this Swing Loan Request for making a new Swing Loan.

2.
Such Loan is in the principal amount of US $____________________ [for each Borrowing Tranche, not to be less than the lesser of One Hundred Thousand and 00/100 Dollars ($100,000.00) or the maximum amount available and in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)].

B.
As of the date hereof and the date of making of the above-requested Swing Loans (and after giving effect thereto):  the Loan Parties have performed and complied with all covenants and conditions of the Agreement; all of Loan Parties' representations and warranties therein are true and correct in all material respects (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct in all material respects on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐           Funds to be deposited into PNC bank account per our current standing instructions.  Complete amount of deposit if not full loan advance amount:  $______________, OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer :  $
Bank Name:
ABA:
Account Number:
Account Name:
Reference: ,                                                                                 OR

☐	Funds to be wired per the attached Funds Flow (multiple wire transfers)

[INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Agent and the Banks as to the accuracy of the foregoing.

Papa John's International, Inc.

Date: _____________________, 201__	By:	(Seal)
Name:
Title:

EXHIBIT 7.3.3

FORM OF
COMPLIANCE CERTIFICATE

[For the Fiscal Year Ended ________, 201_]

Or

[For the Fiscal Quarter Ended _______, 201_]

PNC Bank, National Association, as Agent
101 South Fifth Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

We refer to the Credit Agreement, dated the 2nd day of September, 2010 (the "Credit Agreement"), by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), the Guarantors party thereto, RSC Insurance Services Ltd., a Bermuda company, the Banks party thereto and PNC Bank, National Association, in its capacity as administrative agent for the Banks (the "Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the _________________________, [Chief Executive Officer/President/Chief Financial Officer/Vice President of Accounting and Treasury/Vice President of International Finance and Development] of the Borrower, do hereby certify on behalf of the Borrower as of the [quarter/year ended [_________ ____,] 201[_] (the "Report Date"), as follows:

1.	CHECK ONE:

☐
The audited annual financial statements of the Borrower being delivered to the Agent with this Compliance Certificate (a) present fairly the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows for the fiscal year set forth above determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP consistently applied and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.2 [Annual Financial Statements] of the Credit Agreement.

OR

☐
The quarterly financial statements of the Borrower being delivered to the Agent with this Compliance Certificate (a) present fairly the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows for the fiscal quarter set forth above determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (except that such statements do not contain all of the footnotes required by GAAP) and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.1 [Quarterly Financial Statements] of the Credit Agreement.

PNC Bank, National Association, as Administrative Agent

2.
The representations and warranties of the Loan Parties contained in Section 5 of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and accurate in all material respects on and as of the report date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties are true and correct in all material respects on and as of the specific dates or times referred to therein).  The Loan Parties are in compliance with, and since the date of the previously delivered Compliance Certificate have performed and complied with, in all material respects, all covenants and conditions contained in the Credit Agreement.

3.
In accordance with Section 5.2 [Updates to Schedules], attached hereto as Exhibit A are updates to the Schedules to the Credit Agreement, if applicable (the "Updated Schedules").  Notwithstanding the foregoing, the Borrower hereby acknowledges and agrees that no schedule shall be deemed to have been amended, modified or superseded by the Updated Schedules, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured by the Updated Schedules, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing the Updated Schedules.

4.
No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE:  If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

5.
Maximum Leverage Ratio (Section 7.2.14).  The ratio of (a) the sum of (i) Consolidated Total Indebtedness (excluding Indebtedness under the Jeffersontown IRB so long as such Indebtedness is owed to a Subsidiary of the Borrower), to (b) Consolidated EBITDA is _____ to 1.0 for the four (4) fiscal quarters of the Borrower ending as of the Report Date, which is not greater than the permitted ratio of 2.50 to 1.00 for the relevant period.

PNC Bank, National Association, as Administrative Agent

(A)
Consolidated Total Indebtedness (excluding (i) Indebtedness under the Jeffersontown IRB so long as such Indebtedness is owed to a Subsidiary of the Borrower and (ii) the Excluded VIE's) for the four (4) fiscal quarters ending as of the Report Date equals $________, the numerator of the Leverage Ratio.

(B)	Consolidated EBITDA (excluding the Excluded VIE's) for the four (4) fiscal quarters ending as of the Report Date equals $________, and is computed as follows:

(i)	net income	$_______

(ii)	depreciation	$_______

(iii)	amortization	$_______

(iv)	other non-cash charges to net income	$_______

(v)	Consolidated Interest Expense	$_______

(vi)	income tax expense	$_______

(vii)	sum of items 5(B)(i) through 5(B)(vi)	$_______

(viii)	non-cash credits to net income	$_______

(ix)	item 5(B)(vii) less item 5(B)(viii) equals Consolidated EBITDA, the denominator of the Leverage Ratio	$_______

(C)	The ratio of item 5(A) to item 5(B)(ix) equals the Leverage Ratio. ____ to 1.0

6.
Minimum Interest Coverage Ratio (Section 7.2.15).  The ratio of (a) the sum of (i) Consolidated EBITDA and (ii) Consolidated Rental Expense to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense is _____ to 1.0 for the four (4) fiscal quarters of the Borrower ending as of the Report Date, which is not less than the permitted ratio of 3.50 to 1.00 for the relevant period:

(A)	Consolidated EBITDA (excluding the Excluded VIE's) (from item 5(B)(ix) above) for the four (4) most recently completed fiscal quarters equals $_____________.

(B)	Consolidated Rental Expense (excluding the Excluded VIE's) for the four (4) most recently completed fiscal quarters equals $______________.

(C)	The sum of item 6(A) plus item 6(B) equals $_________, the numerator of the Interest Coverage Ratio.

(D)	Consolidated Interest Expense (excluding the Excluded VIE's) for the four (4) most recently completed fiscal quarters equals $______________.

PNC Bank, National Association, as Administrative Agent

(E)	The sum of item 6(B) plus item 6(D) equals $_________, the denominator of the Interest Coverage Ratio.

(F)	The ratio of item 6(C) to item 6(E) equals the Interest Coverage Ratio. ____ to 1.0

7.	Other Covenants.

(A)	7.2.1. Indebtedness.

(i)	7.2.1.(iii) Indebtedness in the form of capitalized leases or secured by Purchase Money Security Interests

Requirement	Actual
Not Greater than $25,000,000

(in the aggregate at any time)

(ii)
7.2.1.(vi)  Indebtedness arising from Hedge Agreements consisting of bona fide hedging contracts intended to protect against material fluctuations in the cost of energy, milk and other commodities used in the ordinary course of the Borrower's business

Requirement	Actual
Not Greater than $15,000,000

(in the aggregate at any time)

(iii)	7.2.1.(vii)(c) Contingent liabilities arising out of Guaranties by any Loan Party or any Subsidiary of a Loan Party for all Loan Parties and Subsidiaries of Loan Parties

Requirement	Actual
Not Greater than $25,000,000

(in the aggregate at any time)

PNC Bank, National Association, as Administrative Agent

(iv)	7.2.1.(vii)(d) Contingent liabilities arising out of reimbursement obligations (including any Guaranty thereof) with respect to any portion of the RSC Letter of Credit that has not been drawn against

Requirement	Actual
Not Greater than $18,000,000

(in the aggregate at any time)

(B)	7.2.4. Loans and Investments.

(i)	7.2.4.(v) Loans, advances and investments in or to Foreign Subsidiaries and foreign joint ventures for all such Foreign Subsidiaries and foreign joint ventures

Requirement	Actual
Not Greater than $60,000,000

(in the aggregate at any time)

(ii)
7.2.4.(vi)  Loans, advances and investments in or to franchisees of any Loan Party, the Papa John's Marketing Fund and BIBP (including all amounts as of the Closing Date as set forth on Schedule 1.1(P)(1) to the Credit Agreement) for all such parties

Requirement	Actual
Not Greater than $85,000,000

(in the aggregate at any time)

(iii)
7.2.4.(vii)  Loans, advances and investments in or to domestic joint ventures (including, but not limited to, CLL and SPL) (including all amounts as of the Closing Date as set forth on Schedule 1.1(P)(1) to the Credit Agreement) for all such domestic joint ventures

Requirement	Actual
Not Greater than $30,000,000

(in the aggregate at any time)

PNC Bank, National Association, as Administrative Agent

(iv)
7.2.4.(ix)  Investments consisting of notes payable to any Loan Party or any Subsidiary in connection with the sale by such Loan Party or such Subsidiary of any properties or assets as permitted by Section 7.2.7(v) of the Credit Agreement, for all such investments

Requirement	Actual
Not Greater than $15,000,000

(in the aggregate at any time)

(v)	7.2.4.(x) Loans, advances and investments (including, but not limited to, the RSC/Borrower Letter of Credit) in or to RSC

Requirement	Actual
Not Greater than $18,000,000

(in the aggregate at any time)

(C)	7.2.7. Dispositions of Assets or Subsidiaries.

(i)
7.2.7.(v)(b)  Any sale, transfer or lease of properties or assets, provided that: (a) there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and (b) the aggregate value of such assets sold, transferred or leased by the Loan Parties and their Subsidiaries during the term of this Agreement shall not exceed

Requirement	Actual
$65,000,000

(during the term of the Credit Agreement)

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of _______________, 201__.

Papa John's International, Inc.

By:	(Seal)
Name:
Title: